UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2014 (June 6, 2014)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

900 E. Hamilton Avenue #180 Campbell CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On December 17, 2013, eOn Communications Corporation, a Delaware corporation (“eOn” and, following the Merger, the “Company”), Inventergy, Inc., a Delaware corporation (“Inventergy”), and Inventergy Merger Sub, Inc., a wholly owned subsidiary of eOn (“Merger Sub”) entered into an Agreement of Merger and Plan of Reorganization (as amended, the “Merger Agreement”) providing for the merger of Inventergy with and into Merger Sub (the “Merger”). As a result of the Merger, Inventergy became a wholly-owned subsidiary of the Company. The Merger was consummated on June 6, 2014.

The Company is filing this amendment to its Current Report on Form 8-K filed on June 12, 2014 (the “June 2014 8-K”) to include (i) unaudited financial statements of Inventergy as of and for the period ended March 31, 2014, (ii) management’s discussion and analysis of financial condition and results of operation of Inventergy for the period ended March 31, 2014, (iii) pro forma financial statements giving effect to the Merger, (iv) a form of Pre-Existing Lock-up Agreement and Form of Letter Agreement addendum (attached hereto as Exhibit 10.1), and (v) the Deposit and Control Account Agreement, dated March 26, 2014, by and among Hudson Bay IP Opportunities Master Fund, LP, as Collateral Agent, First Republic Bank and Inventergy, Inc. (attached hereto as Exhibit 10.2). In addition to the foregoing, the Company is also including, among other disclosures, disclosure pertaining to (a) three material agreements entered into by Inventergy prior to the Merger, which agreements relate to assets of the Company following the Merger, (b) the Company’s business following the Merger and (c) the Company’s management following the Merger. Further, the Company has attached to this Current Report the audited financial statements of Inventergy for the years ended December 31, 2013 and 2012 and has included management’s discussion and analysis of financial condition and results of operation for those periods.

Item 1.01	Entry into a Material Definitive Agreement.

Huawei Technologies Co., Ltd.

On May 15, 2013, Inventergy entered into a patent rights assignment agreement (the “Huawei Agreement”) with Huawei Technologies Co., Ltd. (“Huawei”) pursuant to which Inventergy acquired assets now totaling 182 issued patents and pending patent applications from Huawei relating to IP Multimedia Subsystem (IMS) and Voice over IP (VOIP) implementations (the “Huawei Assets”). Inventergy has, with respect to the Huawei Assets, all right, title and interest in and to (a) any continuations or similar refilling or additional filing of patent applications relating to the Huawei Assets, (b) apply in any or all countries of the world for patents, certificates of inventions and the like for each of the Huawei Assets, (c) any causes of action or other enforcement rights relating to the Huawei Assets, and (d) any amounts due for past, present and future royalties relating to the Huawei Assets. Inventergy also has an option to purchase an additional patent from Huawei along with all related patent family members as described in the Huawei Agreement. Huawei, along with its current and future affiliates, retains the right to make use of the Huawei Assets and to sublicense and transfer certain Huawei Assets as further described in the Huawei Agreement. As consideration for the Huawei Assets, Inventergy agreed to (i) make an up-front payment to Huawei, (ii) make an additional one-time payment to Huawei upon Inventergy earning a certain amount of revenue from the Huawei Assets and (iii) to share a certain percentage of the quarterly net revenue earned on the Huawei Assets with Huawei. In the event that Inventergy underpays Huawei by five percent (5%) or more on any payment due to Huawei, Inventergy will be charged a late fee. The Huawei Agreement will remain in effect for the life of the Huawei Assets unless the Huawei Agreement is otherwise terminated.

The preceding is a summary of the material provisions of the Huawei Agreement and is qualified in its entirety by reference to the complete text of the Huawei Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Panasonic Corporation

On October 31, 2013, Inventergy entered into a patent purchase agreement (the “Panasonic Agreement”) with Panasonic Corporation (“Panasonic”) pursuant to which Inventergy acquired the right, title and interest in issued and pending patent assets now totaling approximately 372 3G patent assets and 125 4G patent assets, subject to certain rights previously granted by Panasonic to third parties (the “Panasonic Assets”). Approximately 223 of the patent assets are potentially standards relevant, which means that such patents may be infringed by companies, end-users or others that adhere to the optional or mandatory features of one or more operating standards adopted by industry, governmental or other organizations in the telecommunications industry. Panasonic, along with its affiliates and subcontractors, retains the right to make use of the Panasonic Assets and to continue to sublicense those Panasonic Assets that are subject to prior encumbrances or licensing arrangements. As consideration for the Panasonic Assets, Inventergy agreed to (i) make one up-front, one-time, non-refundable payment to Panasonic (the “Up-Front Payment”) and (ii) to share a certain percentage of the quarterly net revenue earned on the Panasonic Assets with Panasonic (the “Net Revenue Share”); provided further that Inventergy has agreed to make certain guaranteed payments with respect to the Net Revenue Share (the “Guaranteed Payments”). In the event that Inventergy fails to make any of the Guaranteed Payments due to Panasonic, Inventergy will be charged a late fee. If Inventergy does not make a Guaranteed Payment by a date specified in the Panasonic Agreement, Panasonic may have the right to, among other things, to collect interest and in limited circumstances, it may terminate the Panasonic Agreement The Panasonic Agreement has a term lasting until fifteen (15) years after the last expiration of an asset in the portfolio of the Panasonic Assets.

The preceding is a summary of the material provisions of the Panasonic Agreement and is qualified in its entirety by reference to the complete text of the Panasonic Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Nokia Corporation

On May 23, 2014, Inventergy entered into a patent purchase agreement (the “Nokia Agreement”) with Nokia Corporation (“Nokia”) pursuant to which Inventergy has been assigned a portfolio that includes 16 patent families comprised of issued and pending patent assets (now totaling approximately 83) pertaining to IP Multimedia Subsystems (the “Nokia Assets”).Nokia, along with its current and future affiliates, retains the right to make use of the Nokia Assets and to sublicense certain Nokia Assets as further described in the Nokia Agreement. Nokia retains the right to sublicense certain of the Nokia Assets in specific fields described within the Nokia Agreement. In consideration for the assignment, Inventergy is required to make three cash payments, the first of which is due on or before October 1, 2014, the second of which is due on or before June 1, 2015 and the third of which is due June 1, 2016. In the event that Inventergy fails to make any of the payments due to Nokia, Inventergy will be charged a late fee.  Upon receipt of final payment by Inventergy to Nokia for the Nokia Assets, the Nokia Assets will be fully owned by Inventergy. Nokia will retain the right to sublicense certain of the Nokia Assets for the life of those particular assets.

The preceding is a summary of the material provisions of the Nokia Agreement and is qualified in its entirety by reference to the complete text of the Nokia Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS OF INVENTERGY

The following discussion should be read in conjunction with the financial statements of Inventergy and the notes thereto included elsewhere in this Form 8-K/A. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “ Risk Factors ” and “ Cautionary Note Regarding Forward-Looking Statements .”

Overview

Inventergy is an intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013.

Inventergy works to develop long-term relationships with global companies, which we refer to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). Inventergy offers clients a professional corporate licensing model for IP value creation that provides both short term returns and attractive, long-term licensing revenue. Inventergy has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. Inventergy aspires to be a market-leader in IP value creation across various technology and market segments.

The core strategy of Inventergy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate reasonable value from these portfolios through licensing or sales of these patents. The patents are purchased for an upfront fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). This percentage is low enough such that there is not actual or implied direct control of the actions of Inventergy in its value generation efforts. As a result, Inventergy remains independent of the companies from which it has acquired the patent portfolios. Inventergy has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios. Outside of the purchase agreements, Inventergy has no other business relationships with the companies that have sold the portfolios to Inventergy.

As of March 31, 2014, Inventergy had 9 employees and is headquartered in Campbell, California. In addition to its employees, Inventergy engages third party resources including technical experts, litigation firms, reverse engineering firms, valuation experts and market research firms. As Inventergy acquires additional large patent portfolios, it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions. Inventergy believes that its critical accounting policies are limited to those described below. For a detailed description of Inventergy’s accounting policies, see Footnote 2, “Summary of Significant Accounting Policies,” in the notes to the Inventergy financial statements.

Development Stage and Liquidity

Inventergy is in the development stage and has had no revenues as of March 31, 2014 and through the date hereof. Successful completion of Inventergy’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of revenue and market demand to become an established operating enterprise.

Inventergy’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Inventergy’s liquidity and capital needs relate primarily to working capital and other general corporate requirements. Inventergy’s operations do not currently provide cash flow. Through March 31, 2014, Inventergy has funded its operations with the issuance of notes and convertible notes, by the sale of common stock and through private placement offerings. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. Since inception, Inventergy has raised $13,389,741 through the issuance of equity financing and secured $10,960,000 in debt financing, used in part to repay the $3,100,000 note originally provided by Inventergy’s chief executive officer for the purchase of the Panasonic patent portfolio. Inventergy had cash and cash equivalents of $2,064,456 and net working capital of $3,751,878 as of March 31, 2014. Inventergy’s net loss for the three months ended March 31, 2014 was $5,425,572 and our accumulated deficit amount was $10,156,644 as of March 31, 2014. Inventergy will be able to conduct its planned operations using currently available capital resources for less than six months. Our ability to sustain our operations is dependent upon our ability to generate future revenue from operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. It may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios.

In order to implement its business plan and become cash flow positive, management’s plan includes raising capital by equity and/or debt financing. However, management cannot provide any assurances that Inventergy will be successful in accomplishing any of its plans. Management also cannot provide any assurance that unforeseen circumstances will not increase the need for Inventergy to raise additional capital on an immediate basis. There can be no assurance that we will be able to continue to raise funds in which case Inventergy may be unable to meet its obligations.

Revenue Recognition

Inventergy has not recognized revenues through March 31, 2014. Inventergy intends to earn revenue from the licensing of patent technology to market participants. Inventergy anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees. Inventergy’s licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. Inventergy believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using Inventergy’s patent assets may not voluntarily enter into license agreements. As a result, it has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect such intellectual property rights. The timing and amount of revenue recognized in the future will depend on Inventergy’s success in negotiating license agreements.

Patents

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the average estimated useful lives of the respective asset portfolios, generally 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Stock-based compensation

Inventergy occasionally grants restricted stock awards (ꞌꞌRSAsꞌꞌ) to employees, directors and consultants. All stock-based payments to employees are recognized in the financial statements based on their respective grant date fair values. All stock-based payments to non-employees are recognized in the financial statements at fair value on a recurring basis as the awards vest. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

Income taxes

Inventergy accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

Inventergy is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

It is Inventergy’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of March 31, 2014, Inventergy had no accrued interest and penalties related to uncertain tax positions.

Fair value measurements

Inventergy defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inventergy utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Inventergy. Unobservable inputs are inputs that reflect Inventergy’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Results of Operations

The following table presents Inventergy’s statements of income expressed as a percentage of total operating expense for the three months ended March 31, 2014 and March 31, 2013, and the period January 12, 2012 (Inception) to March 31, 2014:

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	January 12, 2012 (Inception) to March 31, 2014
Net revenue	-%		-%

Operating expense:
General and administrative	91.2%	100.0%	92.8%
Amortization	8.8%	-%	7.2%
Total operating expense	100.0%	100.0%	100.0%
Loss from operations	(100.0)%	(100.0)%	(100.0)%
Loss on extinguishment of notes payable	(72.2)%	-%	(29.4)%
Decrease in fair value of derivative liabilities	14.2%	-%	12.4%
Interest income (expense), net	(5.0)%	-%	(7.2)%
Total other income (expense), net	(62.9)%	-%	(24.2)%
Loss before provision for income taxes	(162.9)%	(100.0)%	(124.2)%
Provision for income taxes	-%	-%	-%
Net loss	(162.9)%	(100.0)%	(124.2)%

Selling, General and Administrative Expense

General and administrative expenses for the three months ended March 31, 2014 were $3,037,625 compared to $99,602 for the three months ended March 31, 2013, and $7,600,747 for the period January 12, 2012 (Inception) to March 31, 2014. General and administrative expenses for the three months ended March 31, 2014 include $208,931 and $786,800 for employee and non-employee, respectively, equity compensation expense for restricted stock awards granted in the period, and personnel costs, marketing and other administrative expenses. For the three months ended March 31, 2013, the general and administrative expenses were for expenses related to the Company's start-up. The Company did not have any compensation related expenses during this three month period. The $7,600,747 for the period from January 12, 2012 (Inception) to March 31, 2014, includes $1,301,655 and $1,566,180 for employee and non-employee, respectively, equity compensation expense for restricted stock awards granted in the period, and personnel costs, marketing and other administrative expenses, and an additional $12,783 of administrative expenses incurred during the inception period of January 12, 2012 to December 31, 2012.

Amortization Expense

Amortization expense of $292,814, $0, and $585,990 for the three months ended March 31, 2014, the three months ended March 31, 2013, and the period from January 12, 2012 (Inception) to March 31, 2014, respectively, was for the amortization of patents acquired.

Loss on Extinguishment of Notes Payable

On March 26, 2014, the Company amended and restated the secured promissory notes originally issued on May 10, 2013, to allow for conversion to common stock and to amend the interest rate. In conjunction with the amendment, the Company recorded a loss on extinguishment of the notes of $2,403,193. See Note 5 to the Notes to the Inventergy Financial Statements for further information on this note extinguishment.

Decrease in Fair Value of Derivative Liabilities

Other income of $474,328, and $0, for the three months ended March 31, 2014, and March 31, 2013, respectively, is the change in fair value of the promissory notes payable derivative liability of $416,675, the Series A-1 Preferred Stock derivative liability of $51,526, and the common stock warrant of $6,126.

Other income of $1,013,794 for the period from January 12, 2012 (Inception) to March 31, 2014, is the change in fair value of the promissory notes payable derivative liability of $464,603, the Series A-1 Preferred Stock derivative liability of $543,065, and the common stock warrant of $6,126.

Interest Expense, Net

Interest expense, net, of $166,268, and $0, for the three months ended March 31, 2014, and March 31, 2013, respectively, includes the amortization of the promissory note discount of $151,290, interest expense of $16,924, less interest income of $1,946.

Interest expense, net, of $593,292, for the period from January 12, 2012 (Inception) to March 31, 2014, respectively, includes the amortization of the promissory note discount of $504,299, interest expense of $91,692, less interest income of $2,699.

Liquidity and Capital Resources

Inventergy is in the development stage and has had no revenues as of March 31, 2014 and through the date hereof. Successful completion of Inventergy’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of revenue and market demand to become an established operating enterprise.

Inventergy’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Inventergy’s liquidity and capital needs relate primarily to working capital and other general corporate requirements. Inventergy’s operations do not currently provide cash flow. Through March 31, 2014, Inventergy has funded its operations with the issuance of notes and convertible notes, by the sale of common stock and through private placement offerings. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. Inventergy had cash and cash equivalents of $2,064,456 and net working capital of $3,751,878 as of March 31, 2014. Inventergy’s net loss for the three months ended March 31, 2014 was $5,425,572 and our accumulated deficit amount was $10,156,644 as of March 31, 2014. Inventergy will be able to conduct its planned operations using currently available capital resources for less than six months. Our ability to sustain our operations is dependent upon our ability to generate future revenue from operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

In order to implement its business plan and become cash flow positive, management’s plan includes raising capital by equity and/or debt financing. However, management cannot provide any assurances that Inventergy will be successful in accomplishing any of its plans. Management also cannot provide any assurance that unforeseen circumstances will not increase the need for Inventergy to raise additional capital on an immediate basis. There can be no assurance that we will be able to continue to raise funds in which case Inventergy may be unable to meet its obligations.

As of March 31, 2014, Inventergy had unrestricted cash and cash equivalents of $2,064,456 compared to $4,901 as of March 31, 2013, and $0 at inception. In addition, as of March 31, 2014, Inventergy had restricted cash of $3,500,000 compared to $0 as of March 31, 2013 and at inception. The increase in cash and cash equivalents for the three months ended March 31, 2014 and the period January 12, 2012 (Inception) to March 31, 2014, was primarily attributable to proceeds from investments in common stock, redeemable convertible preferred stock, and issuance of notes payable, partially offset by purchase of patents, and cash used in operating activities. The restricted cash of $3,500,000 is pledged to collateralize certain convertible notes payable. The cash balance as of March 31, 2013 of $4,901, represents the remaining balance of the initial deposit by the founders.

Inventergy’s operating activities for the three months ended March 31, 2014 resulted in net cash used of $2,243,458. Loss from operations resulted in cash used of $2,056,871, consisting of a net loss of $5,425,572, offset by non-cash items of loss on extinguishment of notes payable of $2,403,193, amortization of discount on notes payable, $151,290, amortization of patents, $292,814, stock-based compensation, $995,731. These non-cash expenses were partially offset by non-cash income of a decrease in fair value of derivative liabilities $474,327. Changes in operating assets and liabilities used cash of $186,587, consisting of an decrease in accounts payable, $192,968, an increase in deposits and other assets, $20,674, offset by a increase in accrued interest on notes payable, $2,287, and an decrease in prepaid expenses and other current assets, $24,768.

Inventergy’s operating activities for the three months ended March 31, 2013 resulted in net cash provided of $4,901 from the net loss of $99,602, offset by an increase in accounts payable of $108,742 and an increase in deposits and other assets, $4,239.

Inventergy’s operating activities for the period from January 12, 2012 (Inception) to March 31, 2014 resulted in net cash used of $4,479,815. Loss from operations resulted in cash used of $4,821,904, consisting of a net loss of $10,169,427, offset by non-cash items of loss on extinguishment of notes payable of $2,403,193, amortization of discount on notes payable, $504,299, amortization of patents, $585,990, stock-based compensation, $2,867,835. These non-cash expenses were partially offset by non-cash income of a decrease in fair value of derivative liabilities $1,013,794. Changes in operating assets and liabilities used cash of $342,089, consisting of an increase in accounts payable, $422,379, and a increase in accrued interest on notes payable, $9,222, offset by an increase prepaid expenses and other current assets, $48,439 and an increase in deposits and other assets, $41,073.

Inventergy’s investing activities resulted in net cash outflows of $6,503,748 for the three months ended March 31, 2014, and cash outflows of $15,959,333 for the period from January 12, 2012 (Inception) to March 31, 2014. For the three months ended March 31, 2014, the investing activities consisted of purchases of property and equipment of $3,748, the issuance of a short-term note receivable to a related party of $3,000,000, and an increase in restricted cash, $3,500,000. For the period January 12, 2012 (Inception) to March 31, 2014, the investing activities consisted of purchases of property and equipment of $3,748, and the issuance of a short-term note receivable to a related party of $3,000,000, an increase in restricted cash, $3,500,000, and the purchase of patents, $9,455,585. For the three months ended March 31, 2013, Inventergy did not have any investing activities.

Inventergy’s financing activities for the three months ended March 31, 2014, resulted in net cash provided of $9,292,978. Net cash was provided by proceeds from issuance of common stock, $6,487,850, and net cash proceeds from issuance of convertible notes payable, $2,905,128, offset by the repayment of a note to a related party of $100,000. For the three months ended March 31, 2013, Inventergy did not have any financing activities.

Inventergy’s financing activities for the period January 12, 2012 (Inception) to March 31, 2014, resulted in net cash provided of $22,503,604. Net cash was provided by proceeds from issuance of common stock, $10,099,950, proceeds from issuance of Series A-1 Preferred Stock, $50,000, proceeds from issuance of Series A-2 Preferred Stock, $1,498,526, and net cash proceeds from issuance of convertible notes payable, $7,855,128, and notes from related party of $3,100,000, offset by the repayment of a note to a related party of $100,000.

Since inception, Inventergy has financed its operations through proceeds generated from issuance of common stock, issuance of Series A Preferred Stock and from debt financing. The proceeds from these transactions have been used primarily to fund the purchase of patents, and selling, general and administrative expenses.

Inventergy typically structures its patent acquisitions to include an up-front payment to the patent seller, and an ongoing percentage of net revenue (gross revenue from licensing or sales after litigation and other expenses) received by Inventergy from its future licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. As of March 31, 2014, Inventergy had acquired an aggregate of 681 patents and patent applications for an aggregate purchase payment of $9,455,585. It will be required to pay unconditional guaranteed payments of an aggregate of $18 million through 2017 (with a net present value of $13.9 million). See Note 9 to the Notes to the Inventergy Financial Statements for further information on these guaranteed payments. The sellers of these patents and patent applications retained no control over such assets and Inventergy will have sole decision-making power with respect to monetizing such patents and patent applications, subject, however, to any existing encumbrances such as valid licenses, business relationships and standards organization obligations for fair, reasonable and non-discriminatory licensing.

Inventergy may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. Due to the current state of the credit markets, Inventergy is not able to predict with any certainty whether it could obtain debt or equity financing to provide additional sources of liquidity, should the need arise, at favorable rates.

On May 10, 2013, Inventergy issued an aggregate of $5,000,000 in principal amount of Inventergy Senior Secured Notes (the “Notes”) to several institutional investors. On March 24, 2014, Inventergy entered into agreements with such investors providing for the exchange of all of the Inventergy Senior Convertible Notes for Inventergy Replacement Notes convertible for Inventergy common stock at any time at a fixed price of $7.50 per share. In addition, Inventergy borrowed an additional $3,000,000 and issued the March 2014 Notes. See Note 5 to the Inventergy financial statements for the three months ended March 31, 2014 for more information regarding the Notes and the March 2014 Notes.

On February 11, 2014, the Company exercised its right of offset of the $3,000,000 related party receivable and the $3,000,000 related party promissory note payable. As of March 31, 2014, both the related party receivable and the related party promissory note payable are no longer outstanding.

Off Balance Sheet Arrangements

None.

Item 8.01	Other Events.

BUSINESS OF THE COMPANY

Overview

The Company is an intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands.  The Company was formed in Delaware in July 1991 as “eOn Communications Corporation.”

The Company works to develop long-term relationships with global companies, which the Company refers to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). The Company offers clients a professional corporate licensing model for IP value creation that provides both immediate returns and attractive, long-term licensing revenue. The Company has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. The Company aspires to be a market-leader in IP value creation across various technology and market segments.

The core strategy of the Company is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate reasonable value from these portfolios through licensing or sales of these patents. The patents are purchased for an upfront fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). This percentage is low enough such that there is not actual or implied direct control of the actions of the Company in its value generation efforts. As a result, the Company remains independent of the companies from which it has acquired the patent portfolios. The Company has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios. Outside of the purchase agreements, the Company has no other business relationships with the companies that have sold the portfolios to the Company.

The Company is headquartered in Campbell, California. It also has offices in Fort Collins, Colorado and New York City. In addition to its employees, the Company engages third party resources including technical experts, litigation firms, reverse engineering firms, valuation experts and market research firms. As the Company acquires additional large patent portfolios, it is likely that two to three additional resources (business, technical or legal) may need to be hired to monetize the portfolio effectively.

The Company’s Strategy

Key elements of the Company’s strategy are as follows:

•	The Company targets market- and technology-leading companies whose product and service revenue or internal IP monetization efforts may not be maximizing the value of their IP assets.

•	The Company leverages its management’s expertise to select, value and out-license patent assets to create additional IP value for clients in a relationship-based approach to developing fair and substantial licensing programs.

•	The Company aims to develop long-term relationships with a small number of significant, global companies from which it may obtain multiple high quality IP asset portfolios.

•	Management believes the Company’s approach to identifying, valuing and obtaining valuable IP assets is scalable and applicable across a broad range of technologies and businesses.

Competitive Strengths

•	The Company’s directors and officers have significant experience creating value from IP assets and are recognized leaders in their fields:

o	Joseph (Joe) Beyers, CEO and Chairman of the Board, is a recognized leader in intellectual property. Mr. Beyers spent over 30 years at Hewlett-Packard Corporation, as both an electrical engineer and a member of Hewlett-Packard’s senior executive team. The inventor of the world’s first 32-bit microprocessor integrated circuit, Mr. Beyers started a number of software businesses within Hewlett-Packard, was head of its $600-million-a-year Internet Business Unit, led equity investments, acquisitions and divestitures, and also Planning & Strategy for Hewlett-Packard as well. Mr. Beyers was Chief IP Officer for Hewlett-Packard for over six years, where he managed all patents, standards, technology and brand licensing, and grew the corporation’s IP income more than 20-fold during his leadership. Mr. Beyers established this consistent, market-leading track record with an assertive yet professional licensing approach that set a bar for the industry.

o	Wayne Sobon, Senior Vice President and General Counsel, manages the Company’s corporate, intellectual property and licensing legal programs. Mr. Sobon has an extensive legal and business background, centered on IP-intensive industries. Mr. Sobon built upon his physics and engineering technical expertise, with joint JD/MBA degrees from Berkeley, and counseled clients in corporate, patent and IP matters, and litigation in outside counsel roles in prominent Silicon Valley law firms. Mr. Sobon built and led Accenture’s (previously Anderson Consulting) global IP function for nearly eleven years. Mr. Sobon is a recognized leader in the IP legal world and currently serves as President of the American Intellectual Property Law Association (with some 15,000 IP professional members). He is a member of the Invent Now (National Inventor Hall of Fame) board and was twice appointed by the Secretary of Commerce to the US Patent and Trademark Office’s Patent Public Advisory Committee, recently awarded the U.S. Department of Commerce Gold Medal for extraordinary achievement and has held prior significant IP board and executive positions.

o	Jon Rortveit, Senior Vice President, Acquisition and IP Licensing, manages the Company’s various IP asset acquisitions and business licensing efforts. Mr. Rortveit was the CEO of Tynax, a global patent broker and technology-trading exchange. He was also the CEO and Founder of IBA Consulting, a consulting practice helping European venture-funded companies entering the US market. Mr. Rortveit’s deep understanding of the IP marketplace, his significant contacts across the globe with key IP and business executives in relevant multinational companies, and his breadth of experience in effective IP negotiations and transactions, greatly assist the Company in finding, shaping and negotiating the purchase of select IP assets for the Company’s portfolios.

o	Anna Johns, Vice President, Licensing, is responsible for monetizing the Company's patent portfolios by negotiating and concluding patent license agreements with companies that practice the Company's patents. Mrs. Johns brings fifteen years of experience in intellectual property licensing and patent litigation to her role at the Company. She previously served as the Director, Patent Licensing and Commercialization, at Ericsson Inc., where she was responsible for all North American revenue-generating licensing activities. Prior to joining Ericsson, Mrs. Johns served as Senior Manager, Patent Licensing at Nokia, where she managed and negotiated the settlement of patent lawsuits and assertions and founded Nokia’s WLAN patent licensing program. Mrs. Johns began her career in intellectual property as a patent litigation attorney where she focused on the calculation of damages resulting from patent infringement.

o	Paul Roberts, Vice President, Chief Patent Counsel, manages the Company’s growing IP portfolios and coordinates the Company’s technical and legal support for IP transactions. He provides key expertise for IP licensing processes and negotiations. Mr. Roberts has served as senior IP counsel for MCI Worldcom and Accenture, was most recently VP, Patent Law & Commercialization at Rovi (formerly Macrovision), and is Secretary of the Board of Trustees for the Licensing Executives Society (LES)—USA & Canada.

o	Marshall Phelps, Jr., Independent Director has served as Vice President, IP & Licensing for IBM and Vice President, IP Policy & Strategy for Microsoft. Mr. Phelps is an IP Hall of Fame Inductee, and currently serves as CEO for Article One Partners, an IP consultancy.

•	The management talent, experience and skill sets are key differentiators for the Company, and set it among the very best of its peers.

•	Management’s contacts across many IP-dependent industries provide key sourcing capability.

o	The Company’s officers and directors are well-known across IP and technical industries, with significant and important relationships with prospective target clients as well as potential out-licensing customers. The Company’s focus is leveraging its reputation and relationships to achieve fair and reasonable transactions in a timely manner. The Company is currently in discussions with several other large companies with significant portfolios.

•	Developing these long-term relationships helps ensure on-going revenue streams, built on key asset portfolios from existing clients.

o	The long-term relationships with clients provides a continual potential source of new assets and supports continuing revenue growth opportunities.

•	The Company’s professional corporate out-licensing model enables timely value-creation from client portfolio assets as well as on-going revenue streams.

o	Management believes the average time to concluding IP out-licensing transactions generally in the industry is approximately 18 months. While at Hewlett-Packard, Mr. Beyers often achieved revenue within nine months for out-licensing transactions. The Company believes it can drive an efficient process for delivering value and concluding appropriate, fair and reasonable transactions in a timely manner.

Industry Overview

Based on the Ocean Tomo Intangible Asset Market Value Study released in 2010 by Ocean Tomo, LLC, an Intellectual Capital Merchant Banc™ firm, 80% of the value of most companies in the S&P 500 was based on their IP. In many cases, product and service revenue based on patent assets can leave substantial amounts of untapped value in the IP, either because the IP is in areas that are no longer as strategically important or too time-consuming for the asset holders to pursue. As a result, companies may not realize the maximum value generated from their research and development activity. The unrealized value can far exceed the cost of prosecuting the patents. Unfortunately, many companies cannot capture the full value of their IP assets themselves because they do not possess the necessary resources and personnel or because the pursuit of value involves a higher degree of risk than may be acceptable to such company.

Industry Focus

The initial two portfolios the Company has acquired are complementary portfolios in the telecommunications industry, specifically in the segments that cover core network infrastructure (IP Multimedia Subsystems -IMS and Voice over IP -VOIP) and mobile broadband communications (3G & 4G protocols -WCDMA/HSPA/LTE). Over time, the Company may acquire additional portfolios in this industry as well as other market segments. An overview of the telecommunications industry as well as the two initial Company portfolios follow below.

General Perspectives on the Telecommunication Industry

The telecommunication industry is global in nature and the technologies deployed are largely defined and developed by cooperative standard-setting “working groups,” between the various market participants. One such body is “3GPP” (3rd Generation Partnership Project, a collaboration among groups of telecom associations, covering radio, core network and service architecture technologies). A number of other voluntary standard setting bodies exist, with the overall objective to ensure interoperability between networks and devices. According to the GSA organization (a 3GPP industry organization), in Q2 2013 there were 5.9 billion subscriptions globally using 3GPP systems (covering 2G -GSM, 3G-WCDMA & HSPA, and 4G-LTE protocols). This included 1.3 billion 3G and 126 million 4G subscribers.

From an intellectual property commercialization perspective, the Company believes that the continued development and deployment of standards-compliant telecommunication equipment and systems, create large, global addressable markets where market participants must comply with both declared and de facto industry standards to remain competitive. In many cases, these providers may not have developed the standards themselves nor do they own or are licensed to the key patents that relate to these standards. In addition, in this highly competitive industry, the Company believes market participants will also race to adopt key improvements above and in addition to standards-based technology.

The Company believes that the continued and accelerated deployment as well as upgrading of technologies that can handle richer content to mobile devices, faster connections, quicker data speeds and more services delivered over networks, fixed and mobile, present significant opportunities for the Company. These trends accelerate the need for IMS and 3G & 4G technologies and protocols – areas in which the Company has significant patent portfolios. The Company’s focus is to acquire patent portfolios that contain a mixture of both standards declared patents as well as patents that cover important improvements to standards-based technologies.

The IMS and VOIP Segment – The primary focus of the first Company portfolio

IP Multimedia Subsystem (IMS) is an architectural framework for delivering IP multimedia services and voice applications from wireless and wireline devices. It was originally designed by 3GPP. IMS is intended to aid the access of multimedia and voice applications from wireless and wire line terminals, to create a form of fixed-mobile convergence.

The technology is already deployed by more than 100 service providers around the world, as well as through cable companies to offer services such as the popular “bundles” of voice, TV and Internet. A driving force behind the deployment of LTE (long-term evolution) among service providers is the ability to offer Voice over LTE (VoLTE). The Company estimates based on data from Infonetics and internal analysis that the size of this market related to the service provider segment that could benefit from the Company’s technologies is $35-$40 billion cumulative over the next five years.

VOIP solutions are also extensively deployed in the corporate sector as companies are addressing the needs of an increasingly mobile workforce through so-called “unified communications” offerings that all packet data networks enable.

The Mobile Broadband Infrastructure Segment – The primary focus of the second Company portfolio

Mobile broadband is a term that encompasses 2G, 3G and 4G cellular technologies based on standards that are developed and managed by the 3GPP organization and covers the radio, core network and service architectures that enable broadband communication between base stations and devices (such as cell phones and tablets, wireless enabled computers).

In the document “The Future of WCDMA/HSPA”, Ericsson estimates the 3G and 4G mobile broadband subscription market will grow 26% annually 2013-2018. In 2013, 3G comprised 20% of the WW mobile subscription market; 4G comprised 1.4%. By 2018, 3G and 4G is forecast to comprise 47% and 17%, respectively, of total worldwide mobile broadband subscriptions.

Data from GSA shows that 583 operators globally have deployed 3G as of November 2013 with commercial deployment of 4G deployed by 222 operators and another 252 operators investing in the technology. In terms of “mobile broadband enabled devices”, GSA data shows that as of September 2013 there over 4,000 different 3G enabled devices. In terms of 4G, GSA data from November 2013 indicates that there were 1,240 different devices from 120 manufacturers (of which 455 were smartphones).

The Business Model

Obtaining Assets

Business Model with Client

The Company’s initial focus is on developing relationships in the information technology and telecommunications industries and expanding from there into other adjunct or distinct new industry segments. The Company seeks to enable clients to generate higher potential value from their patent asset portfolio. Clients can be sourced through management’s significant industry contacts. The Company seeks leading companies who have demonstrated early technology development, backed by strong R&D investments protected through substantial patent portfolios, but lacking expertise in IP monetization. Preferred clients include those that may be moving out of a market or have more strong assets in a segment than are needed to support their ongoing business.

Many key technology-leading companies have significant patent asset portfolios in areas that may be no longer as strategically valuable to the client but have clearly been adopted and built upon by other market participants. Preferred asset portfolios are in strong-margin, high-growth segments of particular industry sectors. The Company’s acquisition teams study patents of prospective clients and evaluate overall patent strength, the size of the appropriate addressable market(s), the reasonably probable revenue that might be generated from a successful licensing program, and how the remaining lifespan of a particular portfolio matches the expected trajectory of the target market(s).

Once a target client has been identified, the Company engages in significant discussions and evaluations to obtain what the Company believes are portfolios with the highest potential value. The Company engages in deep and thorough discussions with potential clients to determine the best paths to developing value from the unused or underutilized patent assets.

The Company typically negotiates with a target client over a period of time and typically structures its patent acquisitions to include an up-front fee to the client, and an ongoing percentage of net revenue received from licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. Such arrangements permit each client to balance cash flow and the risk and reward potential of ongoing research and development and patent operations.

The client may also receive a non-exclusive license to continue to make, have made, and sell products and services under the transferred patent assets, to ensure continuity of their ongoing businesses. The original asset holder will have no continuing control over the Company’s licensing and enforcement programs. But in certain cases, the assets acquired may be subject to existing licenses, existing business relationships and standards organization obligations (including in certain cases, Fair, Reasonable and Non-Discriminatory (FRAND) licensing obligations). The Company acquires patent asset portfolios cognizant of these potential existing encumbrances, and factors these issues into the final arrangements.

The Company seeks to cultivate long-term relationships with its clients with the goal of acquiring additional asset portfolios from these same clients in the future.

Referrals Agreements

The Company also periodically enters into Referrals Agreements with unaffiliated third parties for the provision of commercial and/or technical assistance to facilitate completion of designated acquisitions of assets. The agreements contain confidentiality provisions, may continue indefinitely and are terminable by either party upon notice. To date the Company has entered into three such agreements, one with a German consulting firm, one with a California firm and one with a Japanese firm, each with technology expertise related to the assets being evaluated for acquisition or with important relationships with the clients owning the assets. The Company may enter into other such referrals agreements in the future. Compensation under such agreements are subject to negotiations between the parties and may be based on a percentage of the purchase price of the assets payable in cash upon closing of the transaction, periodically over time, payable in shares of stock of the Company or provide for an hourly consulting arrangement depending on the Company’s specific needs.

Generating Value from the Assets

The Patent Review Triad—The Company’s Internal Business System

The Company’s internal out-licensing campaign teams are typically managed by three leads, together with their respective internal and external teams—(1) Technical, (2) Legal, and (3) Business. Ultimately, the three teams collaborate to comprehend the addressable market space(s), the relevance of the patent assets, the mapping of patent assets to applicable standards and the products and services of other market participants, and technical and industrial value.

Technical Lead and Team

The Technical Lead and associated group works to understand the science and technology behind the patents of a particular portfolio, under the review of the Legal Lead and in support of the Business team. This group coordinates the work of third party technology consultants, including technical external resources such as technical experts, reverse engineering consultancies, and other providers, to deliver consolidated inputs to the Legal and Business teams.

Legal Lead and Team

This group manages the existing patent asset portfolio from a global perspective, and also manages further prosecution of continuing patent cases to help maximize value in ongoing licensing efforts. Prior to a potential acquisition and on-going after the acquisition, the Legal Lead and associated group reviews the patent assets and, together with the Technical team, helps analyze the products and services of prospective licensees. In particular, this group analyzes patent claims and determines how these claims relate to products, services and industry standards, prepares claim charts and licensing packages and supervises the Technical Lead and the technology efforts from a legal perspective.

The Legal Lead also is responsible for the legal structure of any negotiated settlement with prospective licensees. They also manage external legal providers, including patent prosecution, licensing and, if needed, litigation resources for effectively managing the life of each patent portfolio and providing consolidated services in support of business objectives.

Business Lead and Team

This group has overall financial responsibility for each licensing campaign. For both the purpose of determining business terms of license agreements and acquiring new portfolios, the Business group gathers the Technical and Legal inputs from the other two triad members and identifies target companies that have products and/or services in areas that may be impacted by relevant patent assets.

The Business Lead, with Technical and Legal inputs, assesses the relevant addressable market for patent assets and establishes an achievable licensing campaign structure and process. The Business group leads the development of marketing and licensing materials and packages, and drives the engagements with prospective licensing targets. The Business group also determines the structure and terms of proposed licenses, and helps set value for portfolios by setting a realistic, objective and achievable valuation of portfolios with respect to the particular market segments and products and services of target licensees.

The Company’s Professional Corporate Out-Licensing Model

Once the Company acquires an asset portfolio, and analyzes the addressable market and existing and projected products and services using patented technology of the portfolio, the Company then expects to develop an engagement campaign and process. Following a structured approach, the Company will contact key decision-makers of relevant market participants and seek discussion and respectful engagement. The Company anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees.

Management believes that the Company’s approximately 677 patents and patent applications (176 previously acquired and 501 recently acquired from Panasonic) are fundamental to the telecommunications industry. This technology is utilized in the following markets:

•	Telecommunications core infrastructure;

•	Base stations and cell towers;

•	Communications service providers;

•	End user communications devices (such as cell phones and tablets); and

•	Enterprise voice over IP (VoIP) networks.

The Company’s licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. The Company believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it and its potential licensees to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are supposedly invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using the Company’s patent assets may not voluntarily enter into license agreements. As a result, the Company has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect such intellectual property rights.

Since the acquisition of the first two patent portfolios (described further below), the Company has begun reaching out to various prospective licensees and engaging a number of them in discussions regarding licensing one or more of these patent assets. The Company has not, to date, entered into any such licensing arrangements or initiated alternative enforcement actions.

Intellectual Property and Patent Rights

The Company’s intellectual property is primarily comprised of asset portfolios it has acquired from clients for the purpose of monetizing such patents in a meaningfully valuable manner.

In connection with an acquisition of assets, the Company may seek financing to enable it to pay fixed up front fees or cash purchase prices. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration.

Asset Portfolios

Huawei Internet Multi-Media System (IMS) Portfolio

Huawei is a multinational networking and telecommunications equipment and services company headquartered in Shenzhen, China. Huawei has deployed its products and services in more than 140 countries and currently serves 45 of the world’s 50 largest telecom operators. In 2012, Huawei was recognized by Gartner for their innovation, which placed them in the upper-right (best) quadrant of Gartner’s “Magic Quadrant” in the telecommunications industry. Although Huawei has not previously pursued IP commercialization in any significant fashion, Huawei chose the Company to monetize a key part of Huawei’s sizable portfolio of mobile infrastructure IP.

The Company acquired issued patents and pending patent applications now totaling 182 from Huawei relating to IP Multimedia Subsystem (IMS) and Voice over IP (VOIP) implementations. The portfolio covers the core network of the so-called “Next Generation Networks” enabling such functionality as Mobile Video delivery and Mobile High Definition Audio as well as enabling services like “triple play” (phone, television and data) offered by fixed line/cable operators and enterprise VOIP solutions.

The initial engagement with Huawei was initiated by Company consultants contacting Huawei and presenting to them the Company’s business strategy. Huawei provided the Company an initial list of patents for purchase. The Company evaluated the portfolio and negotiated with Huawei over a six-month period to agree upon a final portfolio to be purchased and the purchase terms. Under the terms of the Huawei Agreement, the Company has full ownership of the portfolio including the right to past damages and has the sole right to determine the best strategy to derive value from the portfolio. Outside of the Huawei Agreement, the Company has no other business relationship with Huawei.

The patents cover a broad range of functional aspects, including advanced call features, network security, interoperability, system performance and network reliability. These patents have an average remaining life of 10 to 12 years. Approximately 44 or more of the patent assets are potentially standards-relevant, and there are very limited prior license encumbrances against the entire portfolio.

The Company believes the portfolio to be particularly relevant as mobile network operators, cable operators and equipment manufacturers roll out new features and content rich services for both mobile and fixed networks. The Company has identified over 125 companies within four primary licensee market segments, namely, IMS systems, enterprise networking equipment (VOIP), legacy mobile systems and telecommunications service providers that it intends to approach to monetize the IMS IP assets. Currently there are over 100 mobile network operators worldwide offering services based on the IMS standard and most cable companies that already offer “triple play bundles” do this on the IMS standard, so use of IMS is reasonably expected to increase substantially. The Company also estimates that there are already about 30 equipment manufacturers offering solutions relevant to this patent portfolio.

The preceding is a summary of the material provisions of the Huawei Agreement and is qualified in its entirety by reference to the complete text of the Huawei Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

NOKIA IMS (Internet Multimedia Subsystem) Portfolio

On June 9, 2014, the Company acquired a patent portfolio from Nokia, a leader in network infrastructure, location intelligence and advanced technology development. The portfolio includes 16 patent families comprised of 83 patents and patent applications pertaining to IP Multimedia Subsystems (IMS). O f the 16 patent families, 8 families, containing 57 patents, are considered standard relevant.

The Nokia Assets address key telecommunications infrastructure technologies that increasingly play a major role in the industry's ongoing build-out of high-speed, next generation cellular services for handsets, tablets, notebooks and other mobile devices.

The Nokia Assets have wide geographic coverage in the United States and 25 other countries in Europe and parts of Asia, including Japan and China. The portfolio, among other things, applies broadly to IMS technologies and spans a number of key market segments including telecommunications operators, hardware and software companies, equipment companies, and end-user equipment vendors.

The Nokia portfolio augments the Huawei portfolio and in the opinion of the company is additive in scope and coverage.

The preceding is a summary of the material provisions of the Nokia Agreement and is qualified in its entirety by reference to the complete text of the Nokia Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Panasonic Portfolio 3G, 4G and LTE Portfolio

Panasonic is consistently ranked as one of the world’s top five patent holders. In 2012, Panasonic ranked number four in granted US patents, behind only IBM, Samsung and Canon. Panasonic’s innovation ability and resulting patent quality is widely recognized.

Panasonic has not been an active enforcer of their patent assets and their approach has been almost exclusively defensive in nature and limited to some strategic cross-licensing agreements and participation in defense-oriented Standards Licensing Pools. Over the last couple of years Panasonic has been, and still is, undergoing a significant change of business direction. This change has meant that some areas formerly considered of strategic importance have been de-emphasized and Panasonic has started exploring options such as divestitures or selling off patent assets for such areas.

One such technology area is 3G (WCDMA & HSPA) and 4G (LTE) mobile infrastructure, where Panasonic, through its relationship with NTT Docomo, was an early innovator and pioneer. The Company has worked with Panasonic to select a comprehensive portfolio of approximately patent assets now totaling 497 in the 3G and 4G technology domain. The initial engagement with Panasonic was initiated by the Company consultants contacting Panasonic and presenting to them the Company’s business strategy. Panasonic provided the Company an initial list of patents for purchase. The Company evaluated the portfolio and negotiated with Panasonic over a six-month period to agree upon a final portfolio to be purchased and the purchase terms. Under the terms of the Panasonic Agreement, the Company has full ownership of the portfolio including the right to past damages and has the sole right to determine the best strategy to derive value from the portfolio. Outside of the Panasonic Agreement, the Company has no other business relationship with Panasonic.

The portfolio consists of approximately 372 3G patent assets and 125 4G patent assets. Approximately 223 of the patent assets are potentially standards relevant, which means that such patents may be infringed by companies, end-users or others that adhere to the optional or mandatory features of one or more operating standards adopted by industry, governmental or other organizations in the telecommunications industry. The main technical focus of the portfolio concerns base station equipment communication with mobile devices, specifically the radio aspects of such communications. The 3G/4G standards are widely adopted by telecom operators, infrastructure manufacturers and mobile device manufacturers around the world as the enabling standard for mobile broadband. According to data from GSMA Intelligence (The global mobile network association), there were 1.6 billion mobile broadband (3G/4G) connections established worldwide in Q1 2013.

The Company views the Panasonic portfolio as very complementary to the Huawei portfolio where, even though a few of the target companies may be the same, the affected revenue streams are different. The Company believes that such complementary coverage may offer operational and marketing efficiencies and it is exploring other opportunities that may add further synergy.

The preceding is a summary of the material provisions of the Panasonic Agreement and is qualified in its entirety by reference to the complete text of the Panasonic Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Patent Portfolios

The Company acquired an aggregate of 762 patents and patent applications from Huawei, Panasonic and Nokia outright, including the general right to recover damages for past infringement.

Mobile Broadband

The chart below indicates, with respect to the Company’s 497 patents or pending applications in the mobile broadband category, the estimated useful remaining lives of such patents as of the date of this Current Report. Though several patents recently expired (noted below as “RE”), key jurisdictions for these patents can still provide an ability to recover for past damages so the patents have been listed for completeness. Pending applications indicate applications for patents that could, if granted become enforceable patents in relevant geographies. Over 50% of the Company’s mobile broadband patents have between 6 and 13 years remaining and approximately 38% have between 2 and 5 years remaining as follows:

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
RE	18		18
0<1	8		8
1	2		2
2	19		19
3	65	10	75
4	62	6	68
5	27	3	30
6	94	3	98
7	32		32
8	36	5	41
9	15	5	20
10	33	5	38
11	14		14
12	22	13	35
13	2		2
Grand Total	447	50	497

IMS & VOIP

The chart below indicates, with respect to the Company’s 182 patents and pending applications from Huawei in the IMS & VOIP category, the estimated useful remaining lives of such patents as of the date of this Current Report. Pending applications indicate applications for patent that could, if granted become enforceable patents in relevant geographies. Almost 50% of such patents have 11 years remaining and approximately 91% have between 11 and 15 years remaining as follows:

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
7	2		2
8	1		1
10	13		13
11	80	7	87
12	47	7	54
13	12	6	18
15	2	5	7
Grand Total	157	25	182

The chart below indicates, with respect to the Company’s 83 patents and pending applications from Nokia in the IMS category, the estimated useful remaining lives of such patents as of the date of this Current Report. Pending applications indicate applications for patent that could, if granted become enforceable patents in relevant geographies. Over 42% of such patents have at least 12 years:

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
5	2	1	3
6	23	1	24
7	6	3	9
9	5	4	9
10	3	1	4
12	9	10	19
13	8	6	14
14	1		1
Grand Total	57	26	83

Competition

The Company expects to encounter significant competition from others seeking to acquire and monetize intellectual property assets. This includes an increase in the number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Other companies may develop competing technologies that offer better or less expensive alternatives to patented technologies that the Company may acquire and/or license. Many potential competitors may have significantly greater resources than the resources the Company possesses. Technological advances or entirely different approaches developed by one or more of its competitors could render certain of the technologies owned or controlled by the Company obsolete and/or uneconomical.

Entities such as Intellectual Ventures, Acacia, Interdigital, Rambus, Tessera, VirnetX, WiLan and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. Many of the Company’s competitors have longer operating histories and significantly greater financial resources.

Employees

As of June 30, 2014, the Company had twelve full-time employees. None of the Company’s employees or contractors is subject to a collective bargaining agreement and the Company believes its employee relations to be good.

The Company uses the services of various consultants and contractors to manage its business, technical, accounting and legal operations. The Company believes selective use of such consultants allows it to achieve its business objectives in a flexible, cost-effective fashion.

Property

The Company leases its principal executive offices at Campbell, CA pursuant to a month-to-month lease. Management believes its facilities are adequate for its current and anticipated operations.

Legal Proceedings

The Company is not currently a party to any legal proceedings.

RISK FACTORS

Risks Related to the Company’s Business and Operations

The Company’s limited operating history makes it difficult to evaluate its current business and future prospects and its inability to execute on its current business plan may adversely affect its results of operations and prospects.

The Company is a development stage company which has generated no revenues to date. To date, the Company’s business has focused on the sourcing and acquisition of patent portfolios. Therefore, the Company not only has a very limited operating history, but also a limited track record in executing its business model which includes, among other things, acquiring, licensing, litigating or otherwise monetizing patent assets. The Company’s limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that the Company will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or

•	raise sufficient funds in the capital markets or otherwise to effectuate its long-term business plan.

The Company’s inability to execute any one of the foregoing or similar matters may adversely affect its results of operations and prospects.

The Company’s financial statements have been prepared on a going-concern basis and, since the Company has incurred net losses and negative cash flows from operations since inception, in the event it is unable to obtain additional financing for commercialization of its activities, its commercialization efforts will be delayed or curtailed.

The Company’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, the Company has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. The Company’s primary source of funds through March 31, 2014 was the issuance of equity securities and promissory notes. The Company considers its current cash and cash equivalents balances to be sufficient to fund operations for a reasonable period of time but it will require additional equity financing to fund the commercialization of its activities. There are no assurances that additional financing will be available to the Company at a cost acceptable to the Company, or at all.

The Company may not be able to successfully monetize the patents it has acquired from Huawei, Panasonic or Nokia or which it may hereafter acquire and thus the Company may fail to realize the anticipated benefits of any such acquisition which would have a material adverse effect on its business and results of operations.

There is no assurance that the Company will be able to successfully monetize the patent portfolios that it acquires. The patents the Company acquires could fail to produce anticipated benefits, or could have other adverse effects that the Company currently does not foresee. Failure to successfully monetize these patent assets would have a material adverse effect on the Company’s business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets, if at all. During that time lag, material costs (such as patent prosecution, maintenance, legal, financial and technical reviews, and potential reverse engineering) are likely to be incurred that would have a negative effect on the Company’s results of operations, cash flows and financial position.

•	The out-licensing of a patent portfolio is a time consuming and expensive process. If the Company’s efforts are not successful, the Company’s results of operations could be harmed. In addition, the Company may not achieve anticipated synergies or other benefits from such acquisitions.

•	If the Company initiates a patent infringement suit against potential infringers or potential licensees initiate a declaratory judgment action or administrative review action against the Company, such potential infringers and/or licensees may successfully invalidate the Company’s patents or a fact finder may find that the potential infringer’s products do not infringe the Company’s patents. Thus, the Company may not successfully monetize the patents.

Since the acquisition of patent portfolios from Huawei, Panasonic and Nokia, the Company has begun reaching out to various prospective licensees and engaging a number of them in discussions regarding licensing one or more of these patent assets. The Company has not, to date, entered into any such licensing arrangements or initiated alternative enforcement actions. Accordingly, there is no assurance that the Company will be able to monetize its acquired or to be acquired patent portfolios and recoup its investment.

New legislation, regulations or court rulings related to enforcing patents could harm the Company’s business and operating results.

If Congress, the United States Patent and Trademark Office (USPTO) or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect the Company’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect the Company’s ability to license or assert the Company’s patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to the United States patent law. These changes include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. As the regulations and procedures to govern administration of the AIA were only recently fully effective, it is too early to tell what, if any, impact the AIA will have on the operation of the Company’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of patents acquired by the Company, all of which could have a material adverse effect on the Company’s business and financial condition.

The United States government has placed restrictions on NASA, the National Science Foundation and the Commerce and Justice departments from buying information technology (in particular from Huawei) that has been “produced, manufactured or assembled” by companies with ties to the Chinese government unless the FBI or a similar agency first determines the purchase would be in the national interest. We believe these restrictions impose no limitations on the Company’s ability to license or enforce the patent assets that the Company has currently purchased or may purchase in the future from Huawei. Because we understand these restrictions apply solely to purchases of actual hardware and equipment, we believe the patent assets and rights which the Company has purchased from Huawei, with respect to those restrictions, include valid rights within the geographical United States which remain enforceable against all potential infringers. However, the United States government may try to apply other restrictions to prohibit its departments from licensing Huawei-related intellectual property rights, in which case we may be unable to consensually license patent assets purchased from Huawei to the U.S. government. Such interpretation of the prohibition, and other changes in United States law, regulation or practice as it relates to the license or enforcement of patent assets acquired from Huawei, could result in a material adverse impact on the Company’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which the Company conducts its business and negatively impact the Company’s business, prospects, financial condition and results of operations.

Current litigation and contemplated regulatory developments may render the Company's business model less profitable, and may have a material adverse effect on its results of operations.

The Company negotiates with leading technology companies to invest in, aggregate and acquire or in-license portfolios of patents and other intellectual property.  Recent regulatory developments, as well as litigation underway, may make this business model more difficult to execute, more risky and/or less profitable. In December 2013, a bill was passed by the U.S. House of Representatives that proposes a number of changes to the patent litigation process, joinder rules and patent prosecution. If passed by the full Congress, and signed into law, the bill might place more significant hurdles to the enforcement of the Company’s patent rights, allow defendants increased opportunities to challenge the Company’s patents in court and in the USPTO, introduce potentially expanded fee shifting for prevailing parties in litigation, and increase the risks and costs of patent litigation for all parties, including the Company. These changes and risks could decrease the value of the Company’s intellectual property portfolio, as well as increase the risk of unlicensed infringement of such portfolio.

In addition, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as the Company might be entitled to. While the Company rejects many of these arguments as improperly limiting the rights granted to legitimate patent holders under the Constitution and US patent laws, any one of these pending cases could result in new legal doctrines that could make the Company’s patent portfolios less valuable or more costly to enforce.

Acquisitions of additional patent assets may be time consuming, complex and costly, which could adversely affect the Company’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to the advancement of the Company’s business plan, are often time consuming, complex and costly to consummate. The Company may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, the Company expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if any particular acquisition is ultimately not consummated. Even if the Company is able to acquire particular patent assets, there is no guarantee that the Company will generate sufficient revenue related to those patent assets to offset the acquisition costs. While the Company will seek to conduct confirmatory due diligence on the patent assets it is considering for acquisition, the Company may acquire patent assets from a seller who does not have proper title to those assets or the assets may prove unenforceable in subsequent litigation. In those cases, the Company may be required to spend significant resources to defend the interests in its patent assets and, if the Company is not successful, the Company’s acquisition may be rendered effectively in part, or wholly, unusable, in which case the Company could lose part or all of its investment in the assets. Moreover, the Company may pay more to acquire a patent portfolio than the true value of the portfolio. In addition, the Company could make an error in its due diligence or fail to uncover an important fact before acquiring a patent portfolio, thereby acquiring patents that are invalid or unenforceable.

The Company may also identify patent or other intellectual property assets that cost more than it is prepared to spend with its own capital resources. The Company may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect the Company’s operating results, and if the Company incurs losses, the value of the Company’s securities may decline.

In addition, the Company may acquire patents and technologies that are in the early stages of adoption in the telecommunications and information technology markets. Demand for some of these technologies may likely be untested and may be subject to fluctuation based upon the rate at which the Company’s licensees will adopt the Company’s patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies the Company acquires or develops will have value that the Company can monetize.

In certain acquisitions of patent assets, the Company may seek to defer payment or finance a portion of the acquisition price. This approach may put it at a competitive disadvantage and could result in harm to the Company’s business.

The Company has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where the Company can defer payments or finance a portion of the acquisition price from the seller. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, the Company might not compete effectively against other companies in the market for acquiring patent assets, some of whom have greater cash resources than the Company has.

Any failure to maintain or protect the Company’s patent assets or other intellectual property rights could significantly impair the Company’s return on investment from such assets and harm the Company’s brand, business and operating results.

The Company’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of its patent assets and other intellectual property. To protect the Company’s proprietary rights, the Company relies and will rely on a combination of patent, trademark and copyright, confidentiality agreements with the Company’s employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures the Company undertakes to protect and maintain the Company’s assets will have any measure of success.

Despite the Company’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of the Company’s intellectual property:

•	applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide the Company with any commercially viable claims against potentially infringing parties;

•	the Company’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of the Company’s IP assets; or

•	the Company’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those covered by the Company’s IP.

Moreover, the Company may not be able to effectively protect its intellectual property rights in certain foreign countries where the Company may do business in the future or from which potential licensees or infringers may operate. If the Company fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and the Company’s business would be harmed.

Following its acquisition of IP, the Company will be required to spend significant time and resources maintaining and defending such assets which could cause it to incur significant costs and divert management attention from its core business which could adversely affect its prospects.

Following the acquisition of patent assets, the Company will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the USPTO and non-US equivalent government bodies. The Company may acquire patent assets, including patent applications, which requires it to spend resources to prosecute the applications with the USPTO and non-US equivalent government bodies. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect the Company’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause the Company to incur significant costs and could divert resources away from its core business activities which could adversely affect its prospects.

The Company seeks to process pending patent applications for acquired and related intellectual property, which takes time and is costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of the Company’s investments in such activities.

Members of the Company’s management team have experience as inventors. As such, part of the Company’s business may include the internal development of pending patent applications or other acquired intellectual property that the Company will seek to monetize. However, this aspect of the Company’s business would likely require significant capital and would take time to achieve. Such activities could also distract the Company’s management team from its present business initiatives, which could have a material and adverse effect on the Company’s business. There is also the risk that the Company’s initiatives in this regard would not yield any viable new intellectual property, which would lead to a loss of the Company’s investments in time and resources in such activities.

In addition, even if the Company is able to internally develop new patents, or further prosecutes patentable subject matter already contained within existing acquired patent portfolio(s), in order for those patents to be viable and to compete effectively, the Company would need to develop and maintain, and they would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property the Company may develop, principally including the following:

•	patent applications the Company may process may not result in issued patents or may take longer than the Company expects to result in issued patents;

•	the Company may be subject to interference and/or derivation proceedings;

•	the Company may be subject to opposition (including post-grant review and ex parte and inter partes reexamination) proceedings in the U.S. or foreign countries;

•	any patents that are issued to it may not provide meaningful protection;

•	other companies may challenge patents issued to it;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies;

•	other companies may design around patents the Company has processed; and

•	enforcement of the Company’s patents could be complex, uncertain and very expensive.

The Company cannot be certain that patents will be issued as a result of any future or pending applications, or that any of such patents, once issued, will provide the Company with adequate coverage for licensing operations. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that the patent applications will be the first to have been filed covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent the Company’s potential licensees from commercializing their products or require them to obtain licenses requiring the payment of significant fees or royalties to others. This could make it more difficult for the Company to monetize its assets. As to those patents that the Company may license or otherwise monetize, the Company’s rights will depend on maintaining the Company’s obligations to the licensor under the applicable license agreement, and the Company may be unable to do so. The Company’s failure to obtain or maintain intellectual property rights for the Company’s inventions would lead to the loss of the Company’s investments in such activities, which would have a material and adverse effect on the Company’s business.

Moreover, patent application delays could cause delays in recognizing revenue from the Company’s internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could adversely affect the Company’s financial condition and operating results.

The Company’s business plan depends significantly on worldwide economic conditions, and the United States and world economies are experiencing weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on the Company’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to the Company’s business plan, and the Company’s inability to do so could cause material harm to the Company’s business.

The Company’s business depends upon its ability to keep pace with the latest technological changes and the Company’s failure to do so could make us less competitive which would adversely affect our prospects.

The markets addressed by the Company’s intellectual property rights are characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make the Company’s patent portfolios less attractive or applicable. As a result, the Company’s success will depend, in part, on the Company’s ability to acquire, develop and out-license intellectual property in a timely manner with respect to the technological advances available to the Company’s prospective out-licensees, evolving industry standards and changing preferences.

The Company may not be able to raise additional capital, on acceptable terms or at all. Moreover, additional financing may have an adverse effect on the value of the equity instruments held by the Company’s stockholders.

The Company may need or choose to raise additional funds in connection with any potential acquisition of patent portfolios or other intellectual property assets. In addition, the Company will also need additional funds to respond to business opportunities and challenges, including the Company’s ongoing operating expenses, protection of the Company’s assets, development of new lines of business and enhancement of the Company’s operating infrastructure. In the event the Company needs to seek additional funding, the Company may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of the Company’s financings may be dilutive to, or otherwise adversely affect, holders of the Company’s equity securities. The Company may also seek additional funds through arrangements with collaborators or other third parties. The Company may not be able to negotiate arrangements on acceptable terms, if at all. If the Company is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate some or all of the Company’s business plans. Any such financing that the Company undertakes will likely be dilutive to the Company’s stockholders.

In the event that the Company must commence legal proceedings against patent infringers unwilling to license its acquired intellectual property, it expects such proceedings to be time-consuming and costly, which may adversely affect the Company’s financial condition and its ability to operate its business.

In the event the Company is unable to successfully enter into out-licenses with infringing companies for patents the Company has acquired or in-licensed, the Company may have to bring a patent infringement action against such infringing companies. Such patent infringement litigation may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, the Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company may become involved may have substantially more resources than we do. Furthermore, such parties may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude the Company’s ability to derive licensing revenue from the patent portfolios. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that its legal fees and other expenses will be material and will negatively impact the Company’s financial condition and results of operations and may result in its inability to continue its business plan. Expenses are also dependent on the outcome of such proceedings. The Company’s failure to monetize its patent assets would significantly harm the Company’s business and financial position.

The Company’s future success depends, to a significant extent, upon the continued service of its key personnel and its ability to hire additional qualified personnel and its inability to attract, retain or hire personnel could have a material adverse effect on its business and results of operations.

There can be no assurance that the Company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. Although the Company has entered into letter agreements with its current officers, each of such employees serves as an “at will” employee whose employment is terminable in the discretion of the board of directors. In addition, the Company’s anticipated growth will require it to recruit, hire and retain a number of new managerial, technical, operating and marketing personnel. The inability to retain, recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on the Company’s business, financial condition or results of operations. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel or identify or hire additional personnel.

The Company’s operations are subject to all of the risks inherent in a growing business enterprise and there is no assurance that it will be successful.

The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties and complications of an early stage development company. The ability or inability of the Company to maintain current and potential clients, form new business relationships and partnerships, execute licensing programs, meet competition, and comply with applicable governmental regulations will also impact the growth and the profitability of the Company.

The Company’s quarterly revenue and operating results are expected to be unpredictable and may fluctuate significantly from quarter to quarter due to factors outside the Company’s control, which could adversely affect its business and operating results.

The Company’s revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are outside of its control and which will make period to period comparisons difficult. Generally, the timing and success of the Company’s licensing and litigation efforts will be unpredictable and intermittent, rather than steady, and can be expected to continue to be unpredictable. The primary factors that may affect its revenues and operating results include, but are not limited to, the following:

•	the length and variability of the cycle for licensing the technology;

•	the random timing of the outcome of any litigation we may commence and the unpredictability of the success of any litigation we may commence;

•	the competitive conditions in our markets;

•	the quality and degree of execution of our business strategy and operating plan, and the effectiveness of our sales and licensing programs;

•	timing of revenue recognition and the application of complex revenue recognition accounting rules to our licensing arrangements; and

•	overall economic conditions and the economic conditions of our prospective licensees.

It can be difficult for the Company to predict the timing of licensing of its technology, and it is unable to control timing decisions made by potential licensees. As a result, the Company’s quarterly operating results are difficult to predict even in the near term and a delay in an anticipated license past the end of a particular quarter may negatively impact its results of operations for that quarter, or in some cases, that year. Therefore, the Company believes that quarter-to-quarter comparisons of its operating results will be a poor indication of its future performance. If its revenue or operating results fall below the expectations of investors or securities analysts or below any guidance the Company may provide to the market, the price of the common stock could decline substantially. Such a stock price decline could also occur when the Company has met its publicly stated revenue or operating results guidance.

If revenues for a particular quarter are below expectations, the Company would likely be unable to reduce costs and expenses proportionally for that quarter. Any such revenue shortfall would, therefore, have a significant effect on its operating results for that quarter.

Risks Related to the Telecommunications Industry

If the products or services that are marketed or sold by the Company’s clients do not maintain market acceptance, its ability to out-license the technologies that it acquires may be limited and its results of operations could be adversely affected.

Certain segments of the telecommunications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. The Company cannot assure you that the IP assets it acquires that may be used in current or future products and services will gain or obtain increased market acceptance. The development of new or enhanced technologies could result in a loss of actual or potential market share by businesses utilizing our IP assets which may limit our ability to monetize our IP assets.

The regulatory framework and future changes in regulatory requirements under which telecommunications companies operate could require substantial time and resources for compliance by the Company’s licensees, which could make it more difficult and costly for it to monetize its IP assets.

In providing certain interstate and international telecommunications services, telecommunications companies must comply, or cause its customers or carriers to comply, with applicable telecommunications laws and regulations prescribed by the FCC and applicable foreign regulatory authorities. In offering services on an intrastate basis, such companies may also be subject to state laws and to regulation by state public utility commissions. International services may also be subject to regulation by foreign authorities and, in some markets, multinational authorities, such as the European Union. The costs of compliance with these regulations, including legal, operational and administrative expenses, can be expected to be substantial and could make it more difficult and costly for us to monetize our IP assets.

Risks Relating to Our Securities

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when our stockholders want to sell their holdings.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between April 1, 2014 and June 30, 2014, the closing price of our common stock has ranged between $5.26 and $1.98 per share. A variety of events may cause the market price of our common stock to fluctuate significantly, including but not necessarily limited to:

•	quarter to quarter variations in operating results;
•	day traders;
•	adverse or positive news reports or public announcements; and
•	market conditions within our industry.

In addition, the stock market in recent years has experienced significant price and volume fluctuations. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when our stockholders want to sell their interest in us.

If we fail to meet the applicable continued listing requirements of NASDAQ Capital Market, NASDAQ may delist our common stock, in which case the liquidity and market price of our common stock could decline.

Our common stock is currently listed on the NASDAQ Capital Market. In order to maintain that listing, we must satisfy certain continued listing requirements. If we are deficient in maintaining the necessary listing requirements, our common stock may be delisted. If our stock is delisted, an active trading market for our common stock may not be sustained and the market price of our common stock could decline.

We do not anticipate declaring any dividends in the foreseeable future.

We declared a special cash dividend with respect to our common stock on June 9, 2014 in connection with the Merger. However, we do not anticipate declaring any further cash dividends on our common stock in the foreseeable future. We intend to retain all future earnings for use in the development of our business.

The application of the Securities and Exchange Commission’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock is trading at less than $5.00 per share. If our common stock were to be delisted from Nasdaq for any reason, our common stock would become subject to the SEC‘s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Because our directors and executive officers are among our largest shareholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from investors.

As of the date hereof, our directors and executive officers collectively and beneficially own 47.68% of outstanding common stock. Joseph Beyers, our Chief Executive Officer and Chairman of the Board, beneficially owns 28.4% of our outstanding common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Fifth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

MANAGEMENT OF THE COMPANY

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position	Class
Joseph W. Beyers	61	Chief Executive Officer and Director	III
Wayne Sobon	52	Senior Vice President, General Counsel and Secretary	N/A
Jon Rortveit	55	Senior Vice President, Acquisition and IP Licensing	N/A
Francis P. Barton	67	Director	III
W. Frank King	74	Director	II
Marshall Phelps, Jr.	69	Director	II
Robert A. Gordon	63	Director	I
Robb Knie	45	Director	I

Joseph W. Beyers. Mr. Beyers has served as the Chairman of the Board since June 3, 2014 and Chief Executive Officer of the Company since June 6, 2014. Prior to his appointment, Mr. Beyers served as the Chairman of the Board and Chief Executive Officer of Inventergy since February 2013 (and of Inventergy LLC from January 2012 until it converted to Inventergy Inc. in February 2013). Since November 2011 Mr. Beyers has been the chairman of Silicon Turbine Systems, an alternative energy developer. He has also served as chairman of JWB IP Consulting, LLC since September 2009 and since August 2009 chairman of Ambature, LLC, an IP creation start-up companies in the green energy field. From September 2009 to November 2011, Mr. Beyers was the chairman and chief executive officer of Ambature LLC, a developer of technologies to improve the efficiency of electrical energy generation, distribution and usage. For the 34 years until August 2009 Mr. Beyers served in various positions at Hewlett-Packard Company. From January 2003 to August 2009, Mr. Beyers was vice president of intellectual property licensing at the Hewlett-Packard where he was responsible for patent licensing, technology licensing, brand licensing, standards based licensing and patent sales and acquisitions for the entity as well as a key driver of IP strategy. His initial position was as an engineer on operating system design and lead inventor of the world’s first 32-bit computer chip. He then led mergers and acquisitions and technology partnership activities for Hewlett-Packard followed by a lead role in corporate strategy. Mr. Beyers was also previously the head of a number of the Hewlett Packard worldwide product businesses. Mr. Beyers holds both an M.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Illinois. He received the Distinguished Alumni Award from the University of Illinois in 2007.

Wayne P. Sobon. Mr. Sobon has served as the Company’s Senior Vice President, General Counsel since June 6, 2014. Prior to his appointment, Mr. Sobon served as Inventergy’s Senior Vice President, General Counsel beginning on January 2013. From February 2011 until January 2013, he served as Vice President, Chief IP Counsel for Rambus, Inc., a technology research and development and licensing company. From August 2000 to February 2011, Mr. Sobon was the Associate General Counsel and Chief IP Counsel of Accenture, Inc. (formerly Anderson Consulting), a provider of management consulting, systems integration and technology, and outsourcing services. Prior to joining Accenture, Inc., Mr. Sobon was a partner at Gray Cary Ware & Freidenrich (now DLA Piper) from March 1999 to August 2000. Mr. Sobon holds a B.S. in Physics (with honors) and a B.A. in German Studies from Stanford University. He is a graduate of the University of California, Berkeley, where he received his J.D. (Order of the Coif from Boalt Hall School of Law (now Berkeley Law School)) and M.B.A. (with the Haas Academic Achievement Award for highest achievement from the Haas School of Business). Mr. Sobon is a registered patent attorney with the U.S. Patent & Trademark Office (the “USPTO”), a member of the California State Bar, the current President and former board member of the American Intellectual Property Law Association and an executive committee member and former board member of the Association of Corporate Patent Counsel. He is currently serving in his second three-year term as an appointee by the Secretary of Commerce on the USPTO’s Patent Public Advisory Committee, advising the USPTO on matters of patent administration, regulation and fee setting.

Jon Rortveit. Mr. Rortveit has served as Senior Vice President, Acquisition and IP Licensing for the Company since June 6, 2014. Mr. Rortveit served as Senior Vice President, Acquisition and IP Licensing for Inventergy beginning on January 2013. From 2005 through 2012 he served as the chief executive officer of Tynax, Inc., a global patent broker. His previous experience includes serving as a venture partner with EuroUS Ventures, a later-stage venture capital firm; serving as chief executive officer of IBA, Inc., a consulting firm which he founded and sold; and serving as vice president of marketing and president of U.S. operations for DAVIS A/S, a leading market maker for Texas Instruments’ DLP technology. Mr. Rortveit holds an MBA from Warwick Business School and currently serves as an MBA student mentor at the Warwick Business School. In addition, Mr. Rortveit serves as a board member of China International Intellectual Property Services, a Hong Kong-based provider of IP services, a board supervisor for the Nansha International Science Park (a Guangzhou company) and advisor to CEO Clubs China.

Francis P. Barton. Mr. Barton was appointed to the Company’s Board on June 3, 2014. Mr. Barton was appointed to Inventergy’s Board on December 16, 2013. From 2008 to present, Mr. Barton served as Chief Executive Officer in the consulting firm Barton Business Consulting LLC., a management consulting firm. Prior to this, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc., a provider of IP-based telecommunications infrastructure products, from 2005 through 2008 and as a director from 2006 through 2008. From 2003 to 2005, Mr. Barton was Executive Vice President and Chief Financial Officer of Atmel Corporation, a developer and supplier of microcontrollers. From 2001 to 2003, Mr. Barton was Executive Vice President and Chief Financial Officer of Broadvision Inc., an ebusiness software solutions provider. From 1998 to 2001, Mr. Barton was Senior Vice President and Chief Financial Officer of Advanced Micro Devices, Inc., a semiconductor company. From 1996 to 1998, Mr. Barton was Vice President and Chief Financial Officer of Amdahl Corporation, a producer of IBM compatible mainframe systems. From 1974 to 1996, Mr. Barton worked at Digital Equipment Corporation, a producer of information processing solutions, beginning his career as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of Digital Equipment Corporation's Personal Computer Division. Mr. Barton holds a B.S. in Interdisciplinary Studies with a concentration in Chemical Engineering from Worcester Polytechnic Institute and an M.B.A. with a focus in finance from Northeastern University. Mr. Barton serves on the board of directors of Aemetis, Inc., an international renewal fuels and specialty chemical company, and served on the board of directors of ON Semiconductor, a developer of energy efficient electronics, from 2008 to 2011.

W. Frank King, became a director of the Company in 1998. Mr. King was a director of Concero, a software integration consulting firm, and was its President and Chief Executive Officer from 1992 to 1998. Dr. King earned a Ph.D. from Princeton University, an M.S. from Stanford University and a B.S. from the University of Florida.

Marshall Phelps, Jr. Mr. Phelps has served as a member of the board of directors the Company since June 3, 2014. Prior to his appointment, Mr. Phelps served as a director of Inventergy since May 10, 2013. He has served as chief executive officer and a member of the board of Article One Partners, Inc., a venture-funded online prior art search community, where he is actively engaged in helping businesses and governments improve patent quality and the patent system. From 2002 to 2010 Mr. Phelps served as corporate vice president and deputy general counsel for intellectual property and licensing at Microsoft Corporation. In 2001 he was a founding partner of Intellectual Ventures, a worldwide acquirer of patents. His prior experience includes serving as corporate vice president at IBM in the 1990s, responsible for overseeing standards, telecommunications policy, industry relations, licensing, intellectual property law and management of a worldwide intellectual property portfolio. While at IBM, he also served as director of government relations in Washington and as vice president of Asia Pacific operations in Tokyo. Mr. Phelps holds a B.A. and DH.L. from Muskingum University, an M.S. from Stanford Graduate School of Business and a J.D. from Cornell University Law School. He is co-author of the book, “Burning the Ships: Transforming Your Company's Culture Through Intellectual Property Strategy”, published in 2009. Mr. Phelps has taught IP strategy at business, law or engineering schools at Duke, Cornell, UNC, Berkeley and in Japan.

Robert A. Gordon, became a director of the Company in 2011. Mr. Gordon started his Arizona-based business telecom systems design, manufacturing and distribution consulting business, R. Gordon & Associates, Inc., in 1991. In 1997, Mr. Gordon founded and became president of Mobicel Systems, Inc., a corporation that designs and markets small business wireless enterprise communications systems. Mr. Gordon has served as president of ATEL Telefonia Inalambrica, S.A. of Guatemala, a provider of rural telephony service, since 2000. Mr. Gordon is also a director of Cortelco Systems Puerto Rico, a subsidiary of eOn, that provides installation and services of business telecom, data, and network security solutions throughout Puerto Rico. Mr. Gordon earned a B.S. in Engineering Technology (cum laude) from the University of Central Florida in 1983.

Robb Knie. Mr. Knie has served as a director of the Company since June 3, 2014. Mr. Knie served as a director of Inventergy since December 16, 2013. Mr. Knie has served as the general partner of Lifeline Ind. Inc., a private equity firm, since its inception. Mr. Knie has over 20 years of equity markets experience. From 2002 to 2008 he was the semiconductor and telecommunications analyst for PAW Partners, a hedge fund which managed over $2 billion in assets. Mr. Knie served as a regional manager for American Express Financial Advisors from 1993 to 1995. He has been featured on CNBC, Bloomberg, The Wall Street Journal and Forbes Magazine as an independent equity analyst.  Mr. Knie is a member of the American Chemical Society, Institute of Electrical and Electronics Engineers and the Market Technicians Association as well as The National Alliance for Youth Sports.

Classes of Directors

The Board of Directors is divided into three classes designated Class I, Class II, and Class III. A single class of directors is elected each year at the annual meeting. Robert A. Gordon and Robb Knie are Class I directors with terms expiring in 2015; W. Frank King and Marshall Phelps, Jr. are Class II directors with terms expiring in 2016; and Joseph W. Beyers and Francis P. Barton are Class III directors with terms expiring in 2017.

Director Independence

The board of directors has determined that Francis P. Barton, Robert A. Gordon, Marshall Phelps, Jr. and W. Frank King are “independent directors” as defined in Rule 5605 of the Listing Rules of The Nasdaq Capital Market. Independent directors are free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment in evaluating transactions contemplated by the Company.

Committees of the Board of Directors

Audit Committee

The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC.

The principal duties and responsibilities of the Company’s audit committee are to appoint the Company’s independent auditors, oversee the quality and integrity of the Company’s financial reporting and the audit of the Company’s financial statements by its independent auditors and in fulfilling its obligations, the Company’s audit committee will review with the Company’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and the Company’s accounting policies.

The audit committee will be required to report regularly to the Company’s board of directors to discuss any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

The members of the audit committee are Francis P. Barton (Chairman), W. Frank King and Robert A. Gordon. Mr. Barton will serve as the audit committee financial expert.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors; however, pursuant to the terms of the Series A Preferred Stock, the approval of Mr. Knie as the director-designee of the holders of the Series A Preferred Stock is required as to executive compensation. Among other functions, the compensation committee will oversee the compensation of the Company’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

The members of the compensation committee are W. Frank King (Chairman), Francis P. Barton and Robert A. Gordon.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Messrs. King, Phelps and Barton, none of whom have been an officer or employee of the Company.  None of such individuals has had any relationships with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of the executive officers of the Company has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on the Company’s board of directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of the Company’s nominating and corporate governance committee is to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors the Company’s corporate governance guidelines.

The members of the nominating and corporate governance committee are W. Frank King (Chairman), Francis P. Barton and Marshall Phelps, Jr.

Code of Conduct and Ethics

The Company adopted its amended and restated code of ethics on June 6, 2014. The code of ethics can be found on our website at www.inventergy.com.

Executive Compensation

The Company is currently reevaluating the executive compensation structures and systems that will be provide for its executive officers, with attention to instituting equity awards under the Company’s incentive plan, benchmarking compensation through the use of surveys and the services of an outside consultant, and revising its cash and bonus programs to base awards on market data and performance goals, with attention to encouraging long-term sustained performance.

Below is a summary of employment agreements entered into between the Company and certain executive officers.

Employment Agreements

Joseph W. Beyers

Pursuant to letter agreements effective on or about May 10, 2013, Inventergy entered into an agreement for the employment of Joseph W. Beyers with the title of Chairman and Chief Executive Officer of Inventergy as an “at will” employee. Pursuant to the letter agreement, Mr. Beyers received an initial signing bonus of $99,250 payable upon consummation of the sale of the Series A Preferred Stock in May 2013. In addition he was entitled to a starting salary of $315,000 per annum, payable monthly, which salary will increase to $420,000 per annum, payable monthly, upon completion of the Next Round of Financing (defined as the sale of equity or debt securities occurring 90 days or more after the effective date and from which Inventergy receives gross proceeds of not less than $10 million) provided Inventergy’s board of directors determines that such an increase complies with all limitations imposed on Inventergy pursuant to the terms and conditions of the Series A Preferred Stock (the “Approved Milestone”).

In addition, Mr. Beyers is also entitled to a lump-sum cash bonus upon the earlier to occur of the Approved Milestone or a Change in Control (as defined) (the “Trigger Date”) equal to one-third of his then effective monthly base rate multiplied by the number of months or fraction (not to exceed 12 months) of full time employment since the effective date of the agreement (“Lump Sum Cash Bonus”). For purposes of the agreement, Change in Control means (a) consummation of a merger or consolidation of Inventergy with or into another entity or (b) dissolution, liquidation or winding up of Inventergy; provided, however, a merger or consolidation will not constitute a change in control if immediately thereafter a majority of the voting power of the capital stock of the continuing or surviving entity will be owned by Inventergy’s stockholders immediately prior thereof in substantially the same proportions as their ownership of the voting power of Inventergy’s capital stock immediately prior to the merger or consolidation. In the event Inventergy terminates Mr. Beyer’s employment without “cause” or the executive terminates the agreement for “good reason” as such terms are defined in the agreement, Inventergy will be required (a) to pay monthly base salary for three months if the termination occurs prior to June 1, 2014 and six months if the termination occurs on or following June 1, 2014 and (b) if the termination occurs prior to the Trigger Date, to pay the incentive bonus to the extent the board of directors determines the payment complies with all limitations imposed on Inventergy pursuant to the terms of the Series A Preferred Stock.

Mr. Beyers is also entitled to participate in company-sponsored benefits.  The letter agreement also requires the employee to execute Inventergy’s standard Proprietary Information and Inventions Agreement.

Wayne Sobon

Mr. Sobon’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s SVP and General Counsel at an initial starting salary of $262,500 per annum, payable monthly, increasing to $350,000 upon the Approved Milestone, along with his own Lum-Sum Cash Bonus. Mr. Sobon received an initial signing bonus of $56,250 with an additional signing bonus of $18,750 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Preferred Stock as determined by the board of directors.

Jon Rortveit

Mr. Rortveit’s letter agreement provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s SVP, Acquisition and IP Licensing, at an initial starting salary of $243,750 per annum, payable monthly, increasing to $325,000 upon the Approved Milestone along with his own Lump-Sum Cash Bonus. Mr. Rortveit received an initial signing bonus of $54,375 with an additional signing bonus of $18,150 payable on the earlier of the Approved Milestone or the point in which Inventergy has received proceeds from the sale of equity or debt securities in sufficient amounts to enable it to pay the bonus and comply with the terms of the Series A Preferred Stock as determined by the board of directors.

Stephen Huang

A description of Mr. Huang’s employment agreement can be found under Item 5.02 of the June 2014 8-K.

Director Compensation

For fiscal year 2014 each non-employee director will receive annual base compensation of $35,000, payable quarterly together with an award of options to acquire 28,278 shares of common stock/year (except for Mr. Phelps who was previously awarded 424,170 shares of restricted stock). Additionally, the Lead Independent Director and Chairman of the Audit Committee, Mr. Barton, who is expected to expend on average one day per week in connection with his duties, will receive an additional $45,000 per year payable quarterly for such service together with an award of options to acquire an additional 169,688 shares/year of common stock.  The Chairman of the Compensation Committee and Corporate Governance Committee, Mr. King, will receive an additional $10,000 per year payable quarterly for such service together with an award of options to acquire an additional 14,139 shares of common stock/year.  Mr. Knie, the designee of the holders of the Series A Preferred Stock, who is expected to expend on average one to two days per month in connection with his duties, will receive an additional $15,000 per year payable quarterly together with an award of options to acquire an additional 56,556 shares of common stock.  The awards of options (other than those to Mr. Barton, Phelps and Knie which have been issued) will be issued pursuant to the Incentive Plan and are expected to include vesting and forfeiture provisions as recommended by the Compensation Committee and determined by the board of directors.  Directors who are full time employees receive no compensation for serving as directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s voting stock as of April 1, 2014 by:

•	each person or entity known by the Company to be the beneficial owner of five percent (5%) or more of any class of the Company’s voting stock;

•	each of the Company’s current directors and executive officers;

•	all executive officers and directors as a group.

In accordance with Rule 13d-3 under the Exchange Act, each person’s percentage ownership is determined by assuming that the preferred stock, options and warrants that are held by that person, and which are exercisable within 60 days, have been converted or exercised, as applicable, subject to the limitation described in footnote (1) below.

Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company stock beneficially owned by them.

	Post-Merger
	Series A Preferred Stock (1)(2)	Percentage of Class	Series B Preferred Stock (1)(2)	Percentage of Class	Common Stock (1)(2)	Percentage of Class (1)(2)
Hudson Bay IP Opportunities Master Fund LP (3)	3,738,676	60.53%	1,120	40.73%	2,067,923	4.99%
Barry Honig (4) (5)	595,913	9.65%	361	13.13%	2,067,923	4.99%
GRQ Consultants, Inc. (5)	595,913	9.65%	—	—	1,967,903	4.76%
HS Contrarian Investments LLC (6)	782,384	12.67%	—	—	2,067,923	4.99%
Jonathan Honig (7)	—	—	279	10.15%	855,422	2.13%
Michael Howard Brauser (8)	—	—	250	9.09%	361,088	1 *
Melechdavid Inc. (9)	344,581	5.58%	250	9.09%	1,335,494	3.28%
Empery Asset Master Ltd. (10)	142,000	2.30%	200	7.27%	1,066,479	2.65%
Empery Tax Efficient, LP (11)	11,628	*	—	—	76,995	*
Martin Hoe (12)	22,277	*	—	—	62,995	*
Ryan Lane (13)	33,000	*	—	—	166,728	*
Robert A. Gordon	—	—	—	—	—	—
W. Frank King (14)	—	—	—	—	18,000	*
Joseph W. Beyers (15)(16)	—	—	—	—	14,845,950	37.71%
Wayne Sobon (16) (17)	—	—	—	—	4,241,700	10.77%
John Rortveit (16) (17)	—	—	—	—	3,958,920	10.05%
Francis P. Barton (16)	—	—	—	—	—	—
Marshal Phelps, Jr. (16) (18)	—	—	—	—	424,170	1.08%
Robb Knie (16)	—	—	—	—	183,807	*
Alpha Capital Anstalt (19)	424,914	6.88%			1,295,832	3.19%
All directors and executive officers as a group (8 persons)	—	—			23,690,547	60.17%

(1) The principal address of the stockholders is: c/o Inventergy Global, Inc., 900 E. Hamilton Avenue #180 Campbell CA 95008.

(2) The foregoing beneficial ownership table does not take into effect a one-for-two reverse stock split of the Company’s common stock.

(3) Includes 3,571,429 shares of Series A-1 Preferred Stock and 167,247 shares of Series A-2 Preferred Stock. Assumes the exercise and/or conversion of the (i) Series A Preferred Stock, which are convertible into an aggregate of 10,572,228 shares of common stock, (ii) Series B Preferred Stock, which are convertible into 1,046,729 shares of common stock, and (iii) Warrants to purchase 445,943 shares of common stock and (iv) Convertible Notes convertible into 2,006,392 shares of common stock, which are limited to an aggregate of 2,067,932 shares of common stock as a result of the application of certain conversion caps. Hudson Bay Capital Management LP, the Investment Manager of Hudson Bay IP Opportunities Master Fund LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay IP Opportunities Master Fund LP and Sander Gerber disclaims beneficial ownership over these securities. The address for such stockholder, its affiliated entities and Mr. Roth is 777 Third Ave., 30th Floor, New York, NY  10017.

(4) Assumes the exercise and/or conversion of the (i) Series A Preferred Stock held by GRQ Consultants, Inc and GRQ Consultants , Inc. 401K, which are convertible into an aggregate of 1,685,124 shares of common stock, (ii) Series B Preferred Stock, which are convertible into 337,384 shares of common stock, (iii) Warrants to purchase 59,027 shares of common stock, and (iv) Convertible Notes collectively owned by GRQ Consultants, Inc and GRQ Consultants, Inc. 401K convertible into 282,780 shares of common stock, which are limited to an aggregate of 2,067,923 shares of common stock as a result of the application of certain conversion caps. The address of the investor is 215 SE Spanish Trail, Boca Raton, FL 33432.

(5) Includes 250,000 shares of Series A-1 Preferred Stock and 38,247 shares of Series A-2 Preferred Stock held by GRQ Consultants, Inc. Also includes 287,536 shares of Series A-1 Preferred Stock and 20,130 shares of Series A-2 Preferred Stock held by GRQ Consultants, Inc. 401K. The Series A Preferred Stock held by GRQ Consultants, Inc. and GRQ Consultants, Inc. 401K is convertible into an aggregate of 1,685,124 shares of common stock. GRQ Consultants, Inc and GRQ Consultants, Inc. 401K collectively own Convertible Notes convertible into 282,780 shares of common stock. Assumes the Series A Preferred Stock and Convertible Notes are converted in full. Barry Honig is the President of GRQ Consultants, Inc. and may be considered to have voting and dispositive control with respect to the securities. The address the investor is 555 S. Federal Highway #450, Boca Raton, FL 33432.

(6) Consists of 678,571 shares of Series A-1 Preferred Stock and 103,813 shares of Series A-2 Preferred Stock, which are convertible into an aggregate of 2,212,427 shares of common stock. Assumes the Series A Preferred Stock is converted in full. John Stetson is the Managing Member of HS Contrarian Investments LLC and may be considered to have voting and dispositive control with respect to the securities. The address of Mr. Stetson and the investor is347 N New River Drive East #804, Ft. Lauderdale, FL 33301.

(7) Includes 160,000 shares of Inventergy common stock owned by Titan Multi-Strategy Fund, Inc (controlled by Jonathan Honig) and convertible into 452,448 shares of common stock, as well as 279 shares of Series B Preferred Stock, which are convertible into 260,748 shares of common stock. Assumes: (i) the Series B Preferred Stock is converted in full and (ii) warrants to purchase 142,226 shares of common stock are exercised in full. The address of the investor is 4263 NW 61ST Lane, Boca Raton, FL 33496.

(8) Includes 250 shares of Series B Preferred Stock, which are convertible into 233,645 shares of common stock. Assumes: (i) the Series B Preferred Stock are converted in full and (ii) warrants to purchase 127,443 shares of common stock are exercised in full. The address of the investor is 3164 NE 31 st Ave., Lighthouse Point, FL 33064.

(9) Includes (i) 250 shares of Series B Preferred Stock, which are convertible into an aggregate of 233,645 shares of common stock, (ii) warrants to purchase 127,443 shares of common stock, (iii) 344,579 shares of Series A-2 Preferred Stock, as well as 2 shares of Series A-2 Preferred Stock (owned by Melechdavid Inc. Retirement Plan), which collectively are convertible into an aggregate of 974,406 shares of common stock, Mr. Mark Groussman is the President of Melechdavid Inc. and may be considered to have voting and dispositive control with respect to the securities. The address of Mr. Groussman and the investors is 100 S. Pointe Drive, #1405, Miami Beach, FL 33139.

(10) Empery Asset Management, LP, the authorized agent of Empery Asset Master Ltd ("EAM") has discretionary authority to vote and dispose of the securities held by EAM and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by EAM. Empery Tax Efficient, LP (“ETE”) Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these securities. EAM holds (i) 200 shares of Series B Preferred Stock, which are convertible into 186,916 shares of common stock, (ii) warrants to purchase 101,954 shares of common stock, (iii) 142,000 shares of Series A-2 Preferred Stock convertible into an aggregate of 401,548 shares of common stock, (iv) 61,920 shares of Inventergy common stock convertible into 175,098 shares of common stock, and (v) Convertible Notes in the principal amount of $533,000 convertible to 200,963 shares of common stock. The address of the EAM is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(11) Empery Asset Management, LP, the authorized agent of ETE has discretionary authority to vote and dispose of the securities held by ETE and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by ETE. EAM, Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these securities. ETE holds (i) 11,628 shares of Series A-2 Preferred Stock convertible into an aggregate of 32,882 shares of common stock, and (ii) Convertible Notes in the principal amount of $117,000 convertible to 44,114 shares of common stock. The address of the ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(12) Mr. Hoe holds 22,277 shares of Series A-2 Preferred Stock convertible into an aggregate of 62,995 shares of common stock. Mr. Hoe may also be deemed to be the beneficial owner of the securities held by EAM and ETE, as contemplated in footnotes (11) and (12) above. Mr. Hoe's address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(13) Includes (i) 25,960 shares of Inventergy common stock convertible into 73,410 shares of common stock held by Mr. Lane and (ii) 33,000 shares of Series A-2 Preferred Stock convertible into an aggregate of 93,318 shares of common stock held by Mr. Lane's minor children, over which Mr. Lane may be deemed to have voting and/or investment authority. Mr. Lane may also be deemed to be the beneficial owner of the securities held by EAM and ETE, as contemplated in footnotes (11) and (12) above. Mr. Lane's address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(14) Consists of 2,000 shares of common stock held directly and 16,000 shares of common stock issuable pursuant to options.

(15) Of such shares (a) an aggregate of 11,169,810 shares of common stock are owned directly by Mr. Beyers (all of which are subject to repurchase by Inventergy at par value prior to vesting in accordance with specified milestones and are subject to Inventergy’s right of first refusal pursuant to the terms of an Amended and Restated Stock Restriction Agreement dated May 9, 2013 (the “Stock Restriction Agreement”)); (b) 1,413,900 shares of common stock are owned by Mr. Beyers indirectly through the Jamgochian Family Trust, a revocable trust (141,390 of which are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); (c) 1,413,900 shares of common stock are owned by Mr. Beyers indirectly through the Monte Securities Trust, a revocable trust (all of which are subject to repurchase at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement); and (d) an aggregate of 848,340 shares of common stock are owned indirectly through Montalvo Investments, LLC, an entity controlled by Mr. Beyers but as to which he disclaims beneficial ownership as to 642,193 shares of common stock (all 848,340 of which shares of common stock are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement).

(16) See “Description of Securities – Lockup Agreements” for a description of the lockup agreement to which all such shares are subject.

(17) Such shares of common stock were originally issued by Inventergy pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 20% thereof vested immediately upon grant and a portion of the remaining shares vest annually over a three year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and upon acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

(18) Such shares of common stock were originally issued by Inventergy pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to Inventergy upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 40% thereof vested immediately upon grant and the remaining shares vest annually over a two year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of the Senior Secured Notes, certain licensing stages are completed and acquisitions of additional patent portfolios. All such shares are held in escrow by Inventergy and subject to a right of first refusal in the event of a proposed sale or transfer.

(19) Consists of (i) 212,464 shares of Series A-1 Preferred Stock and 212,450 shares of Series A-2 Preferred Stock, which are convertible into an aggregate of 1,201,573 shares of common stock; (ii) Warrants to purchase 250,000 shares of common stock; and (iii) Convertible Notes which are convertible into 94,260 shares of common stock. Assumes the Series A Preferred Stock and Convertible Notes are converted in full. Mr. Konrad Ackermann is the Director of the investor. The address of Mr. Ackermann and the investor is Pradafant 7, Vaduz LI-9490 Liechtenstein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons owning more than 10% of common stock to file reports of ownership and changes of ownership with the SEC. Based on the Company’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, the Company believes that all applicable filing requirements were complied with during the fiscal year 2013 and during fiscal year 2014 up until the date of this Current Report, except that: (i) Fred Gibbs, a former director of the Company, failed to timely file a Form 4 with respect to the sale of 23,500 shares of common stock on January 16, 2014 (Mr. Gibbs filed a Form 4 reporting this transaction on February 7, 2014) and (ii) Marshall Phelps, Jr. a director of the Company, failed to timely file a Form 3 with respect to his appointment as a director of the Company on June 6, 2014 (Mr. Phelps filed a Form 3 reporting this event on June 17, 2014).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 19, 2013, Inventergy issued a promissory note to Joseph Beyers, its Chief Executive Officer, upon the loan by Mr. Beyers of $3,000,000 to Inventergy. The note bears interest at 2% per annum. All principal and interest, together with a loan origination fee of $60,000 was originally due on February 7, 2014. This note is secured by certain patent assets of Inventergy. Pursuant to an Amendment to Secured Promissory Note dated February 6, 2014, the maturity date was modified to February 11, 2014. On February 10, 2014, the parties entered into an Amended and Restated Unsecured Promissory Note which extended the maturity date to August 31, 2014.

On December 31, 2013, Inventergy issued a promissory note to Mr. Beyers upon the loan by Mr. Beyers of $100,000 to Inventergy. The note bears interest at 2% per annum with a maturity date of February 14, 2014. The $100,000 note was repaid in full in January 2014.

On February 10, 2014, Mr. Beyers and Inventergy entered into an Amended and Restated Unsecured Promissory Note evidencing the obligation of Mr. Beyers to pay to Inventergy the principal sum of $3,000,000. The note bears interest at 2% per annum with all principal and accrued but unpaid interest payable upon maturity. The note provides for a maturity date of August 31, 2014 and provided Inventergy with the right to set off the obligation of Mr. Beyers pursuant to the note against Inventergy’s obligations under the December 19, 2013 $3,000,000 note.

Pursuant to a Termination and Release dated March 25, 2014, Mr. Beyers acknowledged the payment from Inventergy under the December 19, 2013 promissory note in the principal amount of $3,000,000 and the security interest in the patent assets released and the February 10, 2014 promissory note by Mr. Beyers in the principal amount of $3,000,000 was deemed set off and paid in full.

On September 20, 2013, Inventergy entered into a Consulting Services Agreement with Mr. Robb Knie originally expiring in December 2013 but which has been extended to May 31, 2014. Pursuant to the agreement, Mr. Knie received cash compensation of $80,000 and 65,000 shares of Inventergy restricted stock in 2013, cash compensation of $100,000 to date in 2014 and an additional $100,000 payable $50,000 on April 30, 2014 and $50,000 on May 31, 2014. Mr. Knie became a director of Inventergy on December 16, 2013.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Shares of Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 shares have been designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), 1,176,748 shares have been designated as Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) and 2,750 shares have been designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

Common Stock

As of July 4, 2014, there were 23,644,482 shares of common stock issued and outstanding, held of record by approximately 227 stockholders.

Voting. Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Capital Market under the symbol “INVT”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

A description of the Series A Preferred Stock can be found under Item 5.03 the June 2014 8-K.

Series B Preferred Stock

Authorized Shares. The Company is authorized to issue 2,750 shares of Series B Preferred Stock. All of the outstanding shares of Series B Preferred Stock are currently issued and outstanding. See forth below is a summary of the rights and preferences of the Series B Preferred Stock.

Ranking; Dividends. The shares of Series B Preferred Stock rank pari passu with the shares of Series A Preferred Stock, with the right to receive dividends and distributions on an as-converted basis with the common stock. No dividend or other distribution may be declared and paid on the shares of common stock or other capital stock unless the Series B Preferred Stock receives a pro-rata share of such dividend or distribution on an as-converted basis (unless such dividend or distribution would result in a holder of Series B Preferred Stock beneficially owning in excess of 4.99% of the common stock in which case the portion of such dividend or distribution shall be held in abeyance for such holder until such time or times as its right thereto would not result in such holder exceeding 4.99% of the common stock).

Conversion. The Series B Preferred Stock may be converted at the holder’s option for an amount of common stock equal to the stated value of shares of Series B Preferred Stock being converted divided by the conversion price. The shares of Series B Preferred Stock are convertible at any time. The Series B Preferred Stock will automatically convert into common stock at any time upon the affirmative election of holders owning at least 60% of the Series B Preferred Stock (the “Required Holders”) or immediately upon closing of an underwritten public offering of the Company in an amount not less than $20 million and at a threshold price determined in accordance with the terms of the Series B Preferred Stock, provided that such conversion does not result in a holder of Series B Preferred Stock holding more than 4.99% of the outstanding shares of common stock of the Company and further provided that all of the outstanding senior secured notes issued by the Company due May 10, 2018 in the aggregate principal amount of $5,000,000 have been redeemed.

Limitations on Conversion. A holder has no right to convert shares of Series B Preferred Stock to the extent that such conversion would result in such holder being the beneficial owner in excess of 4.99% of Company common stock; provided that upon delivering at least 61 days’ prior written notice to the Company, a holder may increase or decrease this percentage limitation to any other percentage not in excess of 9.99%. In addition, a holder has no right to convert shares of Series B Preferred Stock if the issuance of the shares of common stock would exceed the Exchange Cap. The Exchange Cap limitation does not apply if the Company’s stockholders approve issuances above the Exchange Cap.

Liquidation Preference. Holders of the Series B Preferred Stock are entitled to a liquidation preference, subject to the rights of any senior preferred stock of the Company. Such holders also have redemption rights upon the Company’s entry into a fundamental transaction, such as a merger or acquisition; if the Company is unable to redeem all the Series B Preferred Stock, such redemption will be done pro-rata.

Voting. Each holder of Series B Preferred Stock has, subject to certain limitations, the right to a number of votes equal to the number of shares of common stock into which such holder's shares would be convertible on the record date for the vote or consent of stockholders, but in lieu of using the conversion price in effect as of the record date, the number of such votes will be calculated using a conversion price that is equal to $2.48 per share. The number of votes will be proportionately adjusted in the event of a stock dividend, stock split, reverse stock split, or similar transaction. Otherwise, the holders of shares of Series B Preferred Stock have the same voting rights as holders of shares of the Company’s common stock, except that holders of Series B Preferred Stock have no right to vote on the Share Issuance Proposal.

Options and Warrants

Options. The Company has outstanding options to purchase an aggregate of 2,226,185 shares of its common stock pursuant to the Company’s incentive plan.

Warrants. On December 17, 2013, in connection with the sale of the Series B Preferred Stock, the Company issued the Warrants to investors to purchase an aggregate of 1,401,869 shares of Company common stock at an exercise price of $1.33 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions). The Warrants are initially exercisable the business day following the date the holder has delivered written instructions to Wells Fargo, National Association to deliver the holder’s amount of the Letter of Credit to the Company, as discussed above, but not before the record date for the Company stockholders to receive the Special Dividend, so long as such record date is not later than 10 days prior to the date of the Company stockholder meeting called to vote on the Merger. The Warrants expire on the earlier of (i) the date that is 24 months after the initial exercise date and (ii) the date the agreement relating to the Merger is terminated. Each holder of Warrants is restricted in exercising the Warrants to the extent such exercise would exceed 4.99% ownership of Company common stock or a certain Exchange Cap (absent Company stockholder approval), as discussed under “Preferred Stock - Series B Preferred Stock - Limitations on Conversion” above. Following the one-for-two reverse stock split and the exercise of certain of the above mentioned warrants, there are warrants to purchase 631,649 shares of common stock currently outstanding.

Placement Agent Warrants. In connection with a private placement of Inventergy securities which closed in January 2014, Inventergy issued warrants to purchase 168,607 shares of common stock to the designee of Laidlaw & Co., the placement agent (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price equal to $4.30 per share, have a cashless exercise provision and full ratchet anti-dilution protection down to $3.21 per share for issuance of common stock for less than the then effective-exercise price of the Placement Agent Warrants, recapitalizations, reclassifications, stock splits and similar events. The Placement Agent Warrants are immediately exercisable and expire on the fifth anniversary of issuance. Upon the completion of the Merger, the Placement Agent Warrants will be converted into warrants to purchase shares of Company common stock, with the exercise price and the number of shares adjusted based upon the Exchange Ratio. Following the one-for-two reverse stock split, there are Placement Agent Warrants to purchase 238,412 shares of common stock currently outstanding.

The Company Notes

A description of the Company Notes can be found under Item 2.03 the June 2014 8-K.

Voting and Lock-up Agreements

By letter agreements dated May 9, 2013, the Company’s officers and directors and the majority of the then holders of outstanding common stock of Inventergy agreed that until May 10, 2015 each such holder would not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock or common stock equivalents owned by such holder; (b) enter into a swap or other arrangement for the transfer of the economic consequences of ownership of the shares; (c) make any demand for or exercise any right or cause to be filed a registration statement to register the shares of common stock or common stock equivalents or (d) publicly disclose the intention to do any of the foregoing, except for 20% of the common stock holdings of each such holder. It is contemplated that the terms of each of such agreements will continue post-Merger.

Delaware Anti-Takeover Law and Certain Charter Provisions

The Company’s charter requires that:

•	the terms of the board of directors will be staggered into three classes;

•	any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent;

•	the stockholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities; and

•	special meetings of stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer.

These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.

Transfer Agent and Registrar

The Company’s transfer agent is Continental Stock Transfer & Trust.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Securities

The Company’s common stock began trading on Nasdaq under the symbol “EONC” on February 4, 2000. Prior to that date, there was no public market for its common stock. On June 9, 2014, the Company’s common stock began trading on Nasdaq under the symbol “INVT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Company’s common stock as reported by Nasdaq.

QUARTER ENDED	HIGH	LOW
April 30, 2014	$14.98	$6.60
January 31, 2014	$9.30	$1.92
October 31, 2013	$2.28	$1.70

July 31, 2013	$1.96	$1.42
April 30, 2013	$2.04	$1.42
January 31, 2013	$2.18	$1.42
October 31, 2012	$2.20	$1.54

July 31, 2012	$2.80	$1.70
April 30, 2012	$3.46	$2.40
January 31, 2012	$3.98	$2.00
October 31, 2011	$3.56	$2.70

On July 9, 2014, the Company’s common stock closed at $2.54.

As of July 9, 2014, there were approximately 227 record holders of the Company’s common stock.

Dividend Policy

The Company declared a special dividend on June 6, 2014. Other than the special dividend, the Company intends to retain any earnings to finance the operation and expansion of its business and, therefore, does not expect to pay cash dividends on its common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS OF INVENTERGY FOR THE PERIOD ENDED DECEMBER 31, 2013

The following discussion should be read in conjunction with the financial statements of Inventergy and the notes thereto included elsewhere in this Current Report. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Inventergy is a development stage intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013.

Inventergy works to develop long-term relationships with global companies, which we refer to as clients, seeking to strategically realize an appropriate return on their IP assets, in which they have invested a significant amount of research and development (IP value creation). Inventergy offers clients a professional corporate licensing model for IP value creation that provides both immediate returns and attractive, long-term licensing revenue. Inventergy has focused initially on developing relationships with companies in the telecommunications industry but its business purpose is not limited to this industry. Inventergy aspires to be a market-leader in IP value creation across various technology and market segments.

The core strategy of Inventergy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate reasonable value from these portfolios through licensing or sales of these patents. The patents are purchased for an upfront fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). This percentage is low enough such that there is not actual or implied direct control of the actions of Inventergy in its value generation efforts. As a result, Inventergy remains independent of the companies from which it has acquired the patent portfolios. Inventergy has full ownership of the portfolios including the rights to past damages and has the sole right to determine the best strategy to derive value from the portfolios. Outside of the purchase agreements, Inventergy has no other business relationships with the companies that have sold the portfolios to Inventergy.

As of April 1, 2014, Inventergy has ten employees and is headquartered in Cupertino, California. It also has offices in Fort Collins, Colorado and New York City. In addition to its employees, Inventergy engages third party resources including technical experts, litigation firms, reverse engineering firms, valuation experts and market research firms. As Inventergy acquires additional large patent portfolios, it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions. Inventergy believes that its critical accounting policies are limited to those described below. For a detailed description of Inventergy’s accounting policies, see Footnote 2, “Summary of Significant Accounting Policies,” in the notes to the Inventergy financial statements.

Development Stage and Liquidity

Inventergy is in the development stage and has had no revenues to date. Successful completion of Inventergy’s developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing and achieving a sufficient level of revenue and market demand to become an established operating enterprise.

Inventergy’s financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, Inventergy has incurred net losses and negative cash flows from operations and has accumulated a deficit during the development stage. Inventergy’s primary source of funds through December 31, 2013 was the issuance of equity securities and promissory notes. In addition, in January 2014, Inventergy raised $7,250,000 through the issuance of equity financing and secured $3,000,000 in debt financing to repay the $3,100,000 in notes originally provided by Inventergy’s chief executive officer for the purchase of the Panasonic patent portfolio. Inventergy considers its current cash and cash equivalents balances to be sufficient to fund operations until December 31, 2014, but it may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. There are no assurances that additional financing will be available to Inventergy at a cost acceptable to it, or at all.

Revenue Recognition

Inventergy has not recognized revenues to date. Inventergy intends to earn revenue from the licensing of patent technology to market participants. Inventergy anticipates structuring licenses in a flexible way, to match the specific character and use of patented technology by its licensees. Inventergy’s licensing strategy will require other parties to be reasonable and willing to work out a fair royalty arrangement. A potential licensee’s willingness and ability to pay reasonable royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents, and the profitability of infringing products and/or services. Inventergy believes reasonable royalties for its patent assets are best secured through negotiated license agreements, which would allow it to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable royalties for the use of its patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;

•	Defeating arguments that its patents are invalid or unenforceable; and

•	Providing data supporting the royalties it is seeking.

Some of the companies that may be using Inventergy’s patent assets may not voluntarily enter into license agreements. As a result, it has developed abilities to plan, execute and sustain enforcement campaigns to protect its patent portfolios. Litigation may be required to enforce and protect such intellectual property rights. The timing and amount of revenue recognized in the future will depend on Inventergy’s success in negotiating license agreements. Inventergy has begun reaching out to various prospective licensees and engaging a number of them in discussions regarding licensing one or more of these patent assets. Inventergy has not, to date, entered into any such licensing arrangements or initiated alternative enforcement actions.

Patents

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the average estimated useful lives of the respective asset portfolios, currently approximately seven to ten years depending on the portfolio. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Stock-based compensation

Inventergy occasionally grants restricted stock awards ("RSAs") to employees, directors and consultants. All stock-based payments to employees are recognized in the financial statements based on their respective grant date fair values. All stock-based payments to non-employees are recognized in the financial statements at fair value on a recurring basis as the awards vest. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

Income taxes

Inventergy accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

Inventergy is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

It is Inventergy’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2013, Inventergy had no accrued interest and penalties related to uncertain tax positions.

Fair value measurements

Inventergy defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inventergy utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Inventergy. Unobservable inputs are inputs that reflect Inventergy’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of financial instruments:

•       Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•       Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•       Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Results of Operations

The following table presents Inventergy’s statements of income expressed as a percentage of total operating expense for the nine months ended September 30, 2013 and the period January 12, 2012 (Inception) to December 31, 2013:

	Year ended December 31, 2013	January 12, 2012 (Inception) to December 31, 2013

Net revenue	-%	-%

Operating expense:
Selling, general and administrative	93.9%	94.0%
Amortization	6.1%	6.0%
Total operating expense	100.0%	100.0%
Loss from operations	(100.0)%	(100.0)%
Decrease in fair value of derivative liabilities	11.1%	11.1%
Interest income (expense), net	(8.8)%	(8.8)%
Total other income (expense), net	2.3%	2.3%
Loss before provision for income taxes	(97.7)%	(97.7)%
Provision for income taxes	-%	-%
Net income	(97.7)%	(97.7)%

Selling, General and Administrative Expense

Selling, general and administrative expenses for the year ended December 31, 2013 of $4,550,339 includes $1,092,724 and $779,380 for employee and non-employee, respectively, equity compensation expense for restricted stock awards granted in the period, and personnel costs, marketing and other administrative expenses. In addition to these items, the $4,563,122 selling, general and administrative expenses for the period January 12, 2012 (Inception) to December 31, 2013, includes an additional $12,783 of administrative expenses incurred during the inception period of January 12, 2012 to December 31, 2012.

Amortization Expense

Amortization expense of $293,176 was for the amortization of patents acquired during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013.

Decrease in Fair Value of Derivative Liabilities

Other income of $539,467 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 is the change in fair value of the promissory notes payable derivative liability of $47,928 and the Series A-1 Preferred Stock derivative liability of $491,539.

Interest Expense, Net

Interest expense, net, of $427,024 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 includes the amortization of the promissory note discount of $353,009, interest expense of $74,768, less interest income of $753.

Liquidity and Capital Resources

Inventergy has incurred substantial net operating losses since inception and negative cash flows from operating activities resulting in an accumulated deficit of $4,731,072 since inception, January 12, 2012. As of December 31, 2013, Inventergy had cash and cash equivalents of $1,518,684 compared to $-0- at inception. The increase in cash and cash equivalents during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 was primarily attributable to proceeds from investments in common stock, redeemable convertible preferred stock, and issuance of notes payable, partially offset by purchase of patents, and cash used in operating activities.

Inventergy’s operating activities resulted in net cash used of $2,236,357. Loss from operations resulted in cash used of $2,752,250, consisting of a net loss of $4,731,072, offset by non-cash items of amortization of discount on notes payable, $353,009, amortization of patents, $293,176, stock-based compensation, $1,872,104. These non-cash expenses were partially offset by non-cash income of a decrease in fair value of derivative liabilities $539,467. Changes in operating assets and liabilities provided cash of $515,893, consisting of an increase in accounts payable, $602,564, and accrued interest on notes payable, $6,935, offset by an increase prepaid expenses and other current assets, $73,207 and an increase in deposits and other assets, $20,399.

Inventergy’s investing activities resulted in net cash outflows of $9,455,585 for the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013 related to the purchase of patents.

Inventergy’s financing activities resulted in net cash provided of $13,210,626 during the year ended December 31, 2013 and the period January 12, 2012 (Inception) to December 31, 2013. Net cash was provided by proceeds from issuance of common stock, $3,612,100, proceeds from issuance of Series A-1 Preferred Stock, $50,000, proceeds from issuance of Series A-2 Preferred Stock, $1,498,526, and proceeds from issuance of notes payable, $4,950,000, and notes from related party of $3,100,000.

Since inception, Inventergy has financed its operations through debt financing and proceeds generated from issuance of common stock, issuance of Series A Preferred Stock and from debt financing. The proceeds from these transactions have been used primarily to fund the purchase of patents, and selling, general and administrative expenses.

Inventergy typically structures its patent acquisitions to include an up-front payment to the patent seller, and an ongoing percentage of net revenue (gross revenue from licensing or sales after litigation and other expenses) received by Inventergy from its future licensing and enforcement activities. The mixture of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. To date, Inventergy has acquired an aggregate of 677 patents and patent applications for an aggregate purchase payment of $9,455,585. It will be required to pay unconditional guaranteed payments of an aggregate of $18 million through 2017 (with a net present value of $13.5 million). See Note 9 to the Notes to the Inventergy Financial Statements for further information on these guaranteed payments. The sellers of these patents and patent applications retained no control over such assets and Inventergy will have sole decision-making power with respect to monetizing such patents and patent applications, subject, however, to any existing encumbrances such as valid licenses, business relationships and standards organization obligations for fair, reasonable and non-discriminatory licensing.

Inventergy is largely dependent on available cash and operating cash flow to finance operations and meet its other capital needs.  Inventergy considers its current cash and cash equivalents balances to be sufficient to fund operations until December 31, 2014 but it may require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If Inventergy acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that two to three additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of Inventergy. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. Due to the current state of the credit markets, Inventergy is not able to predict with any certainty whether it could obtain debt or equity financing to provide additional sources of liquidity, should the need arise, at favorable rates.

On May 10, 2013, Inventergy issued an aggregate of $5,000,000 in principal amount of Inventergy Senior Secured Notes to several institutional investors. On March 24, 2014, Inventergy entered into agreements with such investors providing for the exchange of all of the Inventergy Senior Convertible Notes for Inventergy Replacement Notes convertible for Inventergy common stock at any time at a fixed price of $7.50 per share. In addition, Inventergy borrowed an additional $3,000,000 and issued the Inventergy New Notes.

On January 27, 2014, Inventergy sold an aggregate of 1,686,046 shares of its common stock at $4.30 per share in a private placement for aggregate proceeds of $7,250,000 before expenses and placement agent fees and issued warrants to purchase an aggregate of 168,607 shares of common stock to the placement agent.

Off Balance Sheet Arrangements

None.

Item 9.01           Financial Statements and Exhibits.

(a)  Financial Statements Of Business Acquired.

The unaudited financial statements of Inventergy as of and for the period ended March 31, 2014 are incorporated herein by reference to Exhibit 99.1 to this Amendment No. 1 to Current Report on Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial statements giving effect to the Merger are incorporated herein by reference to Exhibit 99.2 to this Amendment No. 1 to Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Pre-Existing Lock-up Agreement and Form of Letter Agreement addendum
10.2	Deposit and Control Account Agreement, dated March 26, 2014, by and between Hudson Bay IP Opportunities Master Fund, LP, as Collateral Agent, First Republic Bank and Inventergy, Inc.
10.3	Patent Rights Assignment Agreement, dated May 15, 2013, by and between Huawei Technologies Co., Ltd. and Inventergy, Inc.
10.4	Patent Purchase Agreement, dated October 31, 2013, by and between Panasonic Corporation and Inventergy, Inc.
10.5	Patent Purchase Agreement, dated May 23, 2014, by and between Nokia Corporation and Inventergy, Inc.
99.1	Unaudited financial statements of Inventergy, Inc. as of and for the period ended March 31, 2014
99.2	Pro forma financial statements
99.3	Audited financial statements of Inventergy, LLC as of and for the year ended December 31, 2012 and audited financial statements of Inventergy, Inc. as of and for the year ended December 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014

INVENTERGY GLOBAL, INC.

By:	/s/ Stephen Huang
Stephen Huang
Chief Financial Officer